                                                                    Exhibit 10.2




                                CREDIT AGREEMENT

                                      among


                               TREX COMPANY, LLC,


                               TREX COMPANY, INC.


                                       and


                  BRANCH BANKING AND TRUST COMPANY OF VIRGINIA


                            Dated as of June 19, 2002

Table of Contents

ARTICLE I      DEFINITIONS.....................................................................................    4

   Section 1.01.  Definitions..................................................................................    4
                  -----------
   Section 1.02.  Accounting Terms and Determinations.  .......................................................    4
                  -----------------------------------

ARTICLE II     THE CREDIT......................................................................................    5

   Section 2.01.  Commitment to Lend...........................................................................    9
                  ------------------
   Section 2.02.  Methods of Borrowing.........................................................................    9
                  --------------------
   Section 2.03.  Funding of Revolving Loans...................................................................    9
                  --------------------------
   Section 2.04.  Revolving Note...............................................................................    9
                  --------------
   Section 2.05.  Interest Rate................................................................................   10
                  -------------
   Section 2.06.  Unused Commitment Fee........................................................................   10
                  ---------------------
   Section 2.07.  Adjustments of Commitment....................................................................   10
                  -------------------------
   Section 2.08.  Maturity and Repayment of Loan...............................................................   11
                  ------------------------------
   Section 2.09.  General Provisions as to Payments............................................................   12
                  ---------------------------------
   Section 2.10.  Computation of Interest and Fees.............................................................   12
                  --------------------------------

ARTICLE III    COLLATERAL......................................................................................   12

ARTICLE IV     CONDITIONS......................................................................................   13

   Section 4.01.  Conditions to Closing........................................................................   13
                  ---------------------
   Section 4.02.  Conditions to All Loans......................................................................   18
                  -----------------------

ARTICLE V      REPRESENTATIONS AND WARRANTIES..................................................................   19

   Section 5.01.  Existence and Power..........................................................................   19
                  -------------------
   Section 5.02.  Company and Governmental Authorization; No Contravention.....................................   19
                  --------------------------------------------------------
   Section 5.03.  Binding Effect...............................................................................   20
                  --------------
   Section 5.04.  Financial Condition..........................................................................   20
                  -------------------
   Section 5.05.  Litigation...................................................................................   20
                  ----------
   Section 5.06.  Regulation U; Use of Proceeds................................................................   21
                  -----------------------------
   Section 5.07.  Regulatory Restrictions on Borrowing.........................................................   21
                  ------------------------------------
   Section 5.08.  Subsidiaries.................................................................................   21
                  ------------
   Section 5.09.  Full Disclosure..............................................................................   21
                  ---------------
   Section 5.10.  Tax Returns and Payments.....................................................................   22
                  ------------------------
   Section 5.11.  Compliance With ERISA........................................................................   22
                  ---------------------
   Section 5.12.  Intellectual Property........................................................................   22
                  ---------------------
   Section 5.13.  No Burdensome Restrictions...................................................................   22
                  --------------------------
   Section 5.14.  Environmental Matters........................................................................   23
                  ---------------------
   Section 5.19   Material Contracts...........................................................................   24
                  ------------------

                                       i

ARTICLE VI    COVENANTS........................................................................................   24

   Section 6.01.  Information..................................................................................   24
                  -----------
   Section 6.02.  Payment of Obligations.......................................................................   28
                  ----------------------
   Section 6.03.  Maintenance of Property; Insurance...........................................................   28
                  ----------------------------------
   Section 6.04.  Conduct of Business and Maintenance of Existence.............................................   29
                  ------------------------------------------------
   Section 6.05.  Compliance With Laws.........................................................................   29
                  --------------------
   Section 6.06.  Accounting; Inspection of Property, Books and Records........................................   29
                  -----------------------------------------------------
   Section 6.07.  Restrictions on Liens........................................................................   29
                  ---------------------
   Section 6.08.  Restrictions on Debt.........................................................................   31
                  --------------------
   Section 6.09.  Limitations on Capital Expenditures..........................................................   32
                  -----------------------------------
   Section 6.10.  Total Consolidated Debt to Total Consolidated Capitalization Ratio...........................   32
                  ------------------------------------------------------------------
   Section 6.11.  Total Consolidated Debt to Consolidated EBITDA Ratio.........................................   33
                  ----------------------------------------------------
   Section 6.12.  Fixed Charge Coverage Ratio..................................................................   33
                  ---------------------------
   Section 6.13.  Minimum Tangible Net Worth...................................................................   33
                  --------------------------
   Section 6.14.  Consolidations, Mergers and Sales of Assets..................................................   33
                  -------------------------------------------
   Section 6.15.  Investments; Acquisitions....................................................................   34
                  -------------------------
   Section 6.16.  Payments, Etc................................................................................   36
                  -------------
   Section 6.17.  Use of Proceeds..............................................................................   38
                  ---------------
   Section 6.18.  Transactions With Other Persons..............................................................   38
                  -------------------------------
   Section 6.19.  Location of Finished Goods Inventory.........................................................   38
                  ------------------------------------
   Section 6.20.  Deposit Accounts.............................................................................   38
                  ----------------
   Section 6.21.  Compliance With Agreements...................................................................   38
                  --------------------------
   Section 6.22.  More Favorable Covenants.....................................................................   38
                  ------------------------
   Section 6.23.  Additional Pledge Agreement, Security Agreement, and Guaranty Agreement Documentation........   39
                  -------------------------------------------------------------------------------------
   Section 6.24.  Transactions with Affiliates.................................................................   42
                  ----------------------------
   Section 6.25.  Further Assurances.. ........................................................................   42
                  ------------------
   Section 6.26.  Independence of Covenants....................................................................   42
                  -------------------------

ARTICLE VII   DEFAULTS.........................................................................................   42

   Section 7.01.  Events of Default............................................................................   42
                  -----------------

ARTICLE VIII  CHANGE IN CIRCUMSTANCES..........................................................................   44

   Section 8.01.  Illegality...................................................................................   44
                  ----------
   Section 8.02.  Base Rate Loans Substituted for Affected LIBOR Loans.........................................   45
                  ----------------------------------------------------

ARTICLE IX    MISCELLANEOUS....................................................................................   45

   Section 9.01.  Notices......................................................................................   45
                  -------
   Section 9.02.  Expenses; Indemnity..........................................................................   45
                  -------------------
   Section 9.03.  No Waivers...................................................................................   46
                  ----------
   Section 9.04.  Amendments and Waivers.......................................................................   46
                  ----------------------
   Section 9.05.  Successors and Assigns.......................................................................   46
                  ----------------------
   Section 9.06.  Governing Law................................................................................   46
                  -------------

   Section 9.07.  Arbitration; Submission to Jurisdiction......................................................   46
                  ---------------------------------------
   Section 9.08.  Obligations Joint and Several................................................................   47
                  -----------------------------
   Section 9.09.  Counterparts; Integration; Effectiveness.....................................................   47
                  ----------------------------------------
   Section 9.10.  Confidentiality..............................................................................   47
                  ---------------
   Section 9.11.  Severability; Modification...................................................................   48
                  --------------------------

                                CREDIT AGREEMENT

     THIS CREDIT AGREEMENT is dated as of June 19, 2002, by and among TREX COMPANY, LLC, a Delaware limited liability company, TREX COMPANY, INC., a Delaware corporation (collectively, the "Borrower") and BRANCH BANKING AND TRUST COMPANY OF VIRGINIA, a Virginia banking corporation (the "Bank").

                              STATEMENT OF PURPOSE

     The Borrower has applied to the Bank for (i) a revolving credit facility, with a letter of credit subfacility, in the aggregate amount of Twenty Million Dollars ($20,000,000.00) for working capital financing of the Borrower's accounts receivable and inventory, to purchase new equipment and/or for other general corporate purposes of the Borrower, (ii) a term loan facility in the amount of Nine Million Five Hundred Seventy Thousand Seventy-Nine and 58/100s Dollars ($9,570,079.88) to refinance the Winchester Property, and (iii) a term loan facility in the amount of Three Million Twenty-Nine Thousand Nine Hundred Twenty and 12/100s Dollars ($3,029,920.12) to finance existing improvements to the Winchester Property. The Bank has agreed to extend such credit facilities to the Borrower on the terms and conditions contained in this Agreement.

     NOW, THEREFORE, for and in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Borrower and the Bank hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     Section 1.01. Definitions. All capitalized terms used in this Agreement or in any Appendix, Schedule or Exhibit hereto which are not otherwise defined herein or therein shall have the respective meanings set forth in the Appendix attached hereto identified as the Definitions Appendix. The Definitions Appendix is incorporated herein by reference in its entirety and is a part of this Agreement to the same extent as if it had been set forth in this Section 1.01 in full.

     Section 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries referred to in
Section 5.04(a) hereof. In the event of any material change in generally accepted accounting principles from those used in the preparation of the audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries referred to in Section 5.04(a) hereof, the Borrower shall, at the request of the Bank, provide to the Bank a reconciliation of financial statements prepared pursuant to generally accepted accounting principles as in effect on the date of the preparation of such statements with what such financial statements would have been had they been prepared in accordance with the accounting principles used in the preparation of the audit report referred to in Section 5.04(a) hereof.

                                   ARTICLE II
                                   THE CREDIT

     Section 2.01.  Commitment To Lend.

     (a) Term Loans. The Bank agrees, on the terms and conditions set forth in this Agreement, to make (i) a term loan to the Borrower on the Closing Date in the principal amount of Three Million One Hundred Forty-Five Thousand One Hundred Thirty-Four and 57/100s Dollars ($3,145,134.57) ("Real Estate Term Loan 1"), (ii) a term loan to the Borrower on the Closing Date in the principal amount of Eight Hundred Eighty-One Thousand Four Hundred Ninety-Nine and 67/100s Dollars ($881,499.67) ("Real Estate Term Loan 2"), (iii) a term loan to the Borrower on the Closing Date in the principal amount of Five Million Five Hundred Forty-Three Thousand Four Hundred Forty-Five and 64/100s Dollars ($5,543,445.64) ("Real Estate Term Loan 3") and (iv) a term loan to the Borrower on the Closing Date in the principal amount of Three Million Twenty-Nine Thousand Nine Hundred Twenty and 12/100s Dollars ($3,029,920.12) ("Real Estate Term Loan 4").

     (b) Revolving Commitment. The Bank agrees, on the terms and conditions set forth in this Agreement, to make Revolving Loans to the Borrower from time to time during the Revolving Credit Period in amounts such that the aggregate principal amount of Revolving Loans at any one time outstanding will not exceed the lesser of (i) the available Borrowing Base minus the Letter of Credit Obligations and (ii) the Revolving Commitment minus the Letter of Credit Obligations. Within the foregoing limit, the Borrower may borrow, prepay and reborrow Revolving Loans at any time during the Revolving Credit Period.

     (c) Borrowing Base. Revolving Loans will be subject to monthly borrowing base reporting.

          i. "Borrowing Base" means (A) the sum of (1) 85.00% of the net amount of Eligible Accounts plus (2) the lesser of (a) 60.00% of the value of Eligible Inventory and (B) the Inventory Sublimit, minus (B) the amount of any Reserves required by the Bank.

          ii. "Eligible Account" means an account receivable which is (a) (1) for the period April 1 to and including November 30 in any year, not more than 60 days from the date of the original invoice and
               (2) for the period December 1 of any year to and including March 31 of the immediately following year, not more than 90 days from the date of the original invoice and (b) at all times, not more than 45 days from the due date of the original invoice that arises in the ordinary course of the Borrower's business, is on normal and customary terms in the Borrower's business (which customary terms include customer incentives), and meets the following eligibility requirements:

               1. the sale of goods or services reflected in such account receivable is final and such goods and services have been provided to the carrier for shipment to the account debtor and payment for such is owing;

               2. the invoices comprising an account receivable are not subject to any known claims, credits, adjustments, allowances, returns or disputes of any kind;

               3. the account debtor is not insolvent or the subject of any bankruptcy proceedings;

               4. the account debtor has its principal place of business in the United States; provided, however, that the foregoing eligibility requirements shall not apply to (a) any accounts receivable in an aggregate amount of $1,000,000 or less that are stated in United States Dollars and are due from account debtors that have their principal place of business in Canada, (b) accounts receivable stated in United States Dollars owed by DENPLAX S.A. in an aggregate amount of $100,000 or less and (c) accounts receivable stated in United States Dollars which are fully supported by letters of credit issued by United States banks or other financial institutions acceptable to the Bank in its reasonable discretion;

               5. the account debtor is not an Affiliate and is not a supplier to the Borrower and the account receivable is not otherwise exposed to risk of setoff, defense, counterclaim or recoupment;

               6. the account receivable is not subject to any assignment, security interest, lien, claim, or encumbrance of any kind other than the lien and security interest of the Collateral Agent;

               7. the account receivable does not arise out of sales on a bill-and-hold, guaranteed sale, sale or return, sale on approval or consignment basis and the account receivable is not subject to any known right of return, set-off or charge-back;

               8. the account receivable is not owing from an account debtor that is an agency, department or instrumentality of the United States or any state governmental authority in the United States ("Governmental Account"); provided, however, that the foregoing eligibility requirements shall not apply to (a) any Governmental Accounts in an aggregate amount of $1,000,000 or less or (b) any Governmental Account that has been assigned to the Collateral Agent in accordance with the Federal Assignment of Claims Act and/or other applicable federal or state laws, rules and regulations relating to the assignment or payment of such Account and as to which the Borrower has taken all such other and further action as the Collateral Agent shall have required with respect to the assignment of such Account;

               9. the account receivable does not arise out of a C.O.D. sale;

               10. the account receivable does not arise out of a conditional sales agreement or other agreement pursuant to which the Borrower has retained title to the goods sold or a lien thereon to secure payment of the account receivable;

               11. the account receivable is not payable by an account debtor having 50% or more in face value of its then existing accounts receivable with the Borrower ineligible hereunder; and

               12. the account receivable does not represent an account receivable that the Borrower has determined in good faith may not be valid or collectible or may be doubtful in amount, and such account receivable is not otherwise unacceptable to the Bank, in its reasonable discretion.

          iii. "Eligible Inventory" means inventory of finished goods in the Borrower's possession (i) that is held for use or sale in the ordinary course of the Borrower's business, (ii) which is physically located in the continental United States on premises owned by the Borrower (or, if such premises are owned by a third Person, such Person has waived or subordinated any landlord's lien it may have in a form satisfactory to the Bank and its counsel), (iii) for which the Borrower has not received a prepayment, (iv) which has not been returned to the Borrower by any purchaser thereof, (v) which is of a kind normally and customarily sold by the Borrower and which is not, because of age, unmerchantability, obsolescence or any other condition or circumstance, materially impaired in condition, value, or marketability in the good faith opinion of the Borrower, (vi) which is not subject to any assignment, security interest, lien, claim, or encumbrance of any kind other than the lien and security interest of the Collateral Agent, (vii) which meets all standards imposed by any Governmental Authority having regulatory authority over such inventory, its use and/or sale, (viii) which has not been consigned to any Person, (ix) which does not bear, incorporate or is otherwise subject to any trademark, patent or copyright which is not owned by the Borrower, unless such trademark, patent or copyright is licensed to the Borrower on terms and conditions satisfactory to the Bank, (x) for which no warehouse receipt has been issued with respect thereto, and (xi) which is not otherwise unacceptable to the Bank, in its reasonable discretion. The value of the inventory will be valued at the lower of cost or market on a first-in, first-out basis as determined in accordance with GAAP applied on a consistent basis.

          iv. "Reserves" means such amounts as may be required by the Bank, at any time and from time to time without prior notice to the Borrower, which the Bank deems, in its sole but reasonable discretion, to be adequate to reserve against outstanding letters of credit, outstanding banker's acceptances, the Borrower's obligations to the Bank or any of the Bank's affiliates or any guaranties or other contingent debts of the Borrower.

     (d) Letter of Credit Facility. Upon the terms and subject to the conditions contained in this Agreement and in the applicable Letter of Credit Applications, the Bank agrees to issue irrevocable letters of credit (hereinafter with the Existing Letter of Credit shall collectively be referred to as the "Letters of Credit") for the account of the Borrower (or either of them) from time to time during the period from the date of this Agreement through but excluding the Revolving Credit Termination Date, provided that the amount available for drawing under all outstanding Letters of Credit plus the aggregate unpaid reimbursement obligations under the Letter of Credit Applications shall not exceed at any time outstanding the least of (i) $1,500,000, (ii) the Revolving Commitment minus the aggregate principal amount of all outstanding Revolving Loans, and (iii) the Borrowing Base minus the aggregate principal amount of all outstanding Revolving Loans.

               (1) Documentation. (a) Commercial Letters of Credit. Not less than three (3) Business Days prior to the date a commercial Letter of Credit is to be issued for its account, the Borrower will complete, execute and deliver to the Bank an Application and Agreement for Commercial Letter of Credit (each, a "Commercial Letter of Credit Application"), each on the Bank's then current form with the blanks therein appropriately completed, and such other documents as the Bank may reasonably require in connection therewith. Each commercial Letter of Credit issued by the Bank will be subject to the terms and conditions of the Commercial Letter of Credit Application pursuant to which it is issued as well as the terms and conditions of this Agreement. In the event of a conflict between the provisions of a Commercial Letter of Credit Application and the provisions of this Agreement, the provisions of this Agreement will govern.

                    (b) Standby Letters of Credit. Not less than five (5) Business Days prior to the date a standby Letter of Credit is to be issued for its account, the Borrower will complete, execute and deliver to the Bank an Application and Agreement for Standby Letter of Credit (each, a "Standby Letter of Credit Application"), each on the Bank's then current form with the blanks therein appropriately completed, and such other documents as the Bank may reasonably require in connection therewith. Each standby Letter of Credit issued by the Bank will be subject to the terms and conditions of the Standby Letter of Credit Application pursuant to which it is issued as well as the terms and conditions of this Agreement. In the event of a conflict between the provisions of the Standby Letter of Credit Application and the provisions of this Agreement, the provisions of this Agreement will govern.

               (2) Fees. For each Letter of Credit issued under the terms of this Agreement (other than the Existing Letter of Credit), the Borrower will pay to the Bank at the time of issuance a fee computed on the amount of such Letter of Credit at the rate equal to one percent (1%) per annum subject to any minimum fees that the Bank may impose. Such fee will be fully earned at the time such Letter of Credit is issued and nonrefundable. The Borrower will also pay to the Bank when due its customary administrative fees as they may be established or altered from time to time for issuing Letters of Credit and for honoring drafts thereunder and, if applicable, for transferring, amending or extending such Letters of Credit. Nothing contained herein, however, shall obligate the Bank to transfer, amend or extend beyond its original maturity date any Letter of Credit.

               (3) Reimbursement Obligations. The Borrower will pay to the Bank promptly upon demand any and all amounts paid by the Bank under any Letter of Credit, as provided in the applicable Letter of Credit Application, together with interest on such amount from the date such amount was paid by the Bank to the date it receives payment in federal or other immediately available funds at LIBOR plus the Applicable Revolving Loan Margin, with such rate to be reset on each day on which there is a change to LIBOR. Such interest shall be computed for the actual number of days elapsed over a year of 360 days.

               (4) Expiration of Letters of Credit. Unless the Bank shall otherwise agree, each commercial Letter of Credit issued under the provisions of this Agreement shall expire not later than six (6) months after its date of issuance, each standby Letter of Credit issued under the provisions of this Agreement shall expire not later than one (1) year after its date of issuance (exclusive of automatic renewal or "evergreen" features) and in any event all Letters of Credit shall expire on or before the Revolving Credit Termination Date.

     Section 2.02.  Methods of Borrowing.

     (a) Notice of Borrowing. Except as otherwise provided in this Section and/or the Services Agreement, the Borrower may, with the approval of the Bank, give the Bank notice substantially in the form of Exhibit A hereto (a "Notice of Borrowing") not later than 12:00 noon (local time in Winchester, Virginia) on the date of each requested Revolving Loan, specifying the date of such Revolving Loan (which shall be a Business Day) and the amount of such Revolving Loan (which shall be in the minimum amount of $100,000 or a whole multiple of $100,000 in excess thereof).

     (b) Cash Management Services. The Borrower subscribes to the Bank's cash management services and such services will be applicable to the Revolving Loans. The terms of such services, as set forth in the Services Agreement, shall control the manner in which funds are transferred between the Operating Account and the Revolving Loans for credit or debit to the Revolving Loans.

     (c) Overdrafts in Other Accounts. The Bank may, at its option, pay any Item which will cause any deposit account maintained by the Borrower with the Bank to become overdrawn; and such payment shall be deemed a Revolving Loan hereunder.

     Section 2.03. Funding of Revolving Loans. The Bank shall disburse the proceeds of each Revolving Loan made pursuant to Section 2.01 as follows: the proceeds of each Revolving Loan under Section 2.01 shall be made available by the Bank to the Borrower in federal or other funds immediately available at the Bank's Winchester, Virginia address referred to in Section 9.01.

     Section 2.04.  Revolving Note.

     (a) Evidence of Revolving Loans. The Revolving Loans and the Borrower's obligation to repay the Revolving Loans shall be evidenced by the Revolving Note payable to the order of the Bank in an amount equal to the Revolving Commitment and dated as of the Closing Date.

     (b) Records of Amounts Due. The Bank shall record the date and amount of each Revolving Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if the Bank so elects in connection with any transfer or enforcement of the Revolving Note, endorse on any schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Revolving Loan then outstanding, provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Revolving Note. The Bank is hereby irrevocably authorized by the Borrower so to endorse the Revolving Note and to attach to and make a part of the Revolving Note a continuation of any such schedule as and when required.

     Section 2.05.  Interest Rate.

     (a) Revolving Loans. From the date hereof until and including June 30, 2005, each Revolving Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Revolving Loan is made until it becomes due, at a rate per annum equal to LIBOR for such day plus the Applicable Revolving Loan Margin. Such interest shall be due and payable for each month in arrears on the first Business Day of the immediately succeeding calendar month.

     (b) Real Estate Term Loans 1, 2, 3 & 4. From the date hereof until and including June 30, 2005, each of Real Estate Term Loans 1, 2, 3 & 4 shall bear interest on the unpaid principal balance thereof, payable monthly in arrears at a rate per annum equal to LIBOR plus the Applicable Real Estate Term Loan Margin.

     (c) Default Rate. Upon the occurrence and during the continuance of an Event of Default, all Loans shall bear interest, payable on demand, at a rate per annum equal to 2 1/2% over the rate, as calculated above, applicable to such Loan on such day (the "Default Rate").

     Section 2.06. Unused Commitment Fee. The Borrower shall pay to the Bank quarterly in arrears on each Quarterly Date and on the Revolving Credit Termination Date, an unused commitment fee (the "Unused Commitment Fee") equal to the Unused Commitment Fee Percentage on the average daily Unused Amount of the Revolving Commitment for such calendar quarter (or portion thereof in the case of the payment of the Unused Commitment Fee due on June 30, 2002) on the basis of a year of 360 days for the actual number of days elapsed.

     Section 2.07. Adjustments of Commitment.

     (a) Optional Reduction of Revolving Commitment. The Borrower may at any time and from time to time, upon at least three Business Days' notice to the Bank, permanently reduce (i) the Revolving Commitment to $0 or (ii) the Revolving Commitment in excess of the aggregate outstanding principal amount of the Revolving Loans in an aggregate principal amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof; provided that if the Revolving Commitment is not reduced to $0, the amount of the Revolving Commitment shall not be reduced to an amount less than $5,000,000. Any reduction of the Revolving Commitment to $0 shall be accompanied by payment of all outstanding Revolving Credit Loan Obligations and furnishing of cash collateral to the Bank for all Letter of Credit Obligations.

     (b)  Mandatory Reduction of Revolving Commitment. Not later than thirty
(30) calendar days after the Borrower's or the Bank's receipt of any Personal Property Casualty Loss Proceeds or Net Proceeds and not later than 210 calendar days after the Borrower's receipt of any Fixed Asset Proceeds that are not reinvested in accordance with the provisions of Section 6.14(b)(ii), the Borrower shall repay, or the Bank shall pay, as applicable, the Revolving Loans in immediately available funds in an amount equal to such Personal Property Casualty Loss Proceeds, Net Proceeds or Fixed Asset Proceeds, and the Revolving Commitment shall permanently be reduced by the amount of such payment; provided, however, that (i) the foregoing provisions shall not apply to Personal Property Casualty Loss Proceeds received by the Collateral Agent under the Security Agreement, if and so long as, pursuant to the terms of the Security Agreement, such Personal Property Casualty Loss Proceeds are to be (A) held by the Collateral Agent and disbursed for the restoration, repair or replacement of the property in respect of which such proceeds were received or remitted to the Borrower or (B) held by the Collateral Agent as security for, or applied by the Collateral Agent to the reduction of, the Secured Obligations (as defined in the Intercreditor Agreement), and (ii) if required by the terms of the Note Agreement, Fixed Asset Proceeds shall be applied to the repayment of the Secured Obligations on a pro rata basis.

     Section 2.08. Maturity and Repayment of Loans.

     (a) Maturity of Revolver on Revolving Credit Termination Date. Each Revolving Loan shall mature, and the principal amount thereof shall be due and payable, on the Revolving Credit Termination Date.

     (b) Prepayment of Revolving Loans. (1)Optional Prepayment. If the Bank has elected to have the Services Agreement apply to the Revolving Loans, the Revolving Loans shall be repaid as set forth in the Services Agreement, and consistent with this Agreement. If the Bank has not elected to have the Services Agreement apply to the Revolving Loans, the Borrower shall have the right to prepay all or any part of the Revolving Loans in immediately available funds on any Business Day.

               (2) Mandatory. If, at any time, the aggregate principal amount of Revolving Loans exceeds the lesser of (i) the available Borrowing Base minus the Letter of Credit Obligations and (ii) the Revolving Commitment minus the Letter of Credit Obligations, the Borrower will immediately prepay the Revolving Loans in an amount sufficient to eliminate such excess.

     (c) Real Estate Term Loans 1, 2, 3 & 4. Real Estate Term Loans 1, 2, 3 & 4 shall be due and payable as set forth in Real Estate Term Loan Note 1, Real Estate Term Loan Note 2, Real Estate Term Loan Note 3 and Real Estate Term Loan 4, respectively; provided that the principal balance of Real Estate Term Loans 1, 2, 3 & 4, together with all accrued interest thereon, shall be immediately due and payable in full on June 30, 2005.

     (d) Optional Prepayment of Real Estate Term Loans. Provided that with respect to Real Estate Term Loans 1, 2, 3 & 4, the Borrower shall indemnify the Bank against the Bank's loss or expense in employing deposits as a consequence of the Borrower's payment or prepayment of any of Real Estate Term Loans 1, 2, 3 or 4 on any Business Day that is not the final Business Day of any calendar month, the Borrower may, upon at least one (1) Business Day's notice to the Bank, prepay Real Estate Term Loans 1, 2, 3 or 4, in whole at any time, or from time to time in part, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. The notice of prepayment delivered by the Borrower to the Bank shall be irrevocable by the Borrower following its receipt by the Bank. Any prepayment of Real Estate Term Loan 1, 2, 3 or 4 shall be applied to the principal payments due under Real Estate Term Loan 1, 2, 3 or 4 (as applicable) in the inverse chronological order of their maturities.

     (e)  Mandatory Prepayment of Real Estate Term Loans. Not later than thirty
(30) calendar days after the Borrower's or the Bank's receipt of any Winchester Property Casualty Loss Proceeds, the Borrower shall repay, or the Bank shall pay, as applicable, the Real Estate Term Loans in immediately available funds in an amount equal to such Winchester Property Casualty Loss Proceeds in such order of application as the Bank shall elect, in its sole discretion; provided, however, that the foregoing provisions shall not apply to Winchester Property Casualty Loss Proceeds received by the Bank under the Deed of Trust, if and so long as, pursuant to the terms of the Deed of Trust, such Winchester Property Casualty Loss Proceeds are to be held by the Bank and disbursed for the restoration, repair or replacement of the property in respect of which such proceeds were received.

     Section 2.09. General Provisions as to Payments. The Borrower shall make each payment of principal of and interest on the Loans and fees hereunder not later than 12:00 noon (local time in Winchester, Virginia) on the date when due, without setoff, counterclaim or other deduction, in federal or other funds immediately available to the Bank at its Winchester, Virginia address referred to in Section 9.01 or such other location as designated by the Bank. Whenever any payment of principal of, or interest on, the Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

     Section 2.10. Computation of Interest and Fees. Interest on the Loans hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

                                   ARTICLE III
                                   COLLATERAL

     Section 3.01 Revolving Credit Collateral. The Revolving Credit Loan Obligations shall be secured as follows:

     (a) A first priority security interest in and lien on all of the personal property business assets of any type and description of the Borrower, including any property or acquisitions, whether now owned of hereafter acquired and wherever located, as more particularly described in the Security Agreement; and

     (b) To the extent required by Section 6.23 hereof, a first priority lien on all stock of, member interests in or equivalent equity interests in, and the guaranty of, each Material Subsidiary.

     Section 3.02 Real Estate Loan Collateral. The Real Estate Term Loan Obligations shall be secured by a first priority deed of trust lien on the Winchester Property, as more particularly described in the Deed of Trust.

                                   ARTICLE IV
                                   CONDITIONS

     Section 4.01. Conditions to Closing. The obligation of the Bank to enter into this Agreement and to make the initial Revolving Loan and to make Real Estate Term Loans 1, 2 & 3 hereunder are subject to the satisfaction of the following conditions:

     (a) Effectiveness. This Agreement shall have become effective as of the date hereof.

     (b) Notes. On or prior to the Closing Date, the Bank shall have received a duly executed Revolving Note, Real Estate Term Loan 1 Note, Real Estate Term Loan 2 Note, Real Estate Term Loan 3 Note, and Real Estate Term Loan 4 Note, each dated as of the Closing Date and complying with the provisions of Section 2 hereof.

     (c) Other Loan Documents. Each of the Loan Documents to be executed on or before the Closing Date shall be in form and substance satisfactory to the Bank and its counsel and shall have been duly executed and delivered to the Bank by each of the parties thereto.

     (d) Notice of Borrowing. If applicable, with respect to the initial Revolving Loan, the Bank shall have received from the Borrower a Notice of Borrowing in accordance with Section 2.02(a).

     (e) Borrowing Base Certificate. On the Closing Date, the Bank shall have received a Borrowing Base Certificate based on May 31, 2002 information, if available, and if information as of May 31, 2002 is not available, the Borrowing Base Certificate shall be based on April 30, 2002 information.

     (f) Compliance Certificate. On the Closing Date, the Bank shall have received a Compliance Certificate based on March 31, 2002 information, and a certificate of the chief financial officer containing the information required by Section 6.01(c)(i)(B) and Section 6.01(c)(ii) based on April 30, 2002 information.

     (g) Adverse Change, Etc. On the Closing Date, nothing shall have occurred (and the Bank shall not have become aware of any facts or conditions not previously known) which has, or could reasonably be expected to have, a Material Adverse Effect.

     (h) Officer's Certificate. The Bank shall have received a certificate dated the Closing Date signed on behalf of the Borrower by the Chairman of the Board, the President, any Vice President or the Treasurer of the Borrower stating that (i) on the Closing Date and after giving effect to the Loans being made on the Closing Date, and to this Agreement, no Default or Event of Default shall have occurred and be continuing and (ii) to the best knowledge and belief of such officer, the representations and warranties of the Borrower contained in the Loan Documents are true and correct on and as of the Closing Date.

     (i) Opinion of Counsel. On the Closing Date, the Bank shall have received from counsel to the Borrower a favorable opinion addressed to the Bank, dated the Closing Date, and in form and substance satisfactory to the Bank with respect to the Borrower and the Loan Documents and such additional matters incident to the transactions contemplated hereby as the Bank may request.

     (j)  Borrower's Proceedings.

          (i) On the Closing Date, the Bank shall have received for TREX Company, LLC: (A) a copy of its certificate of formation, as amended, certified by the Secretary of State of Delaware and dated as of a recent date prior to the Closing Date; (B) a certificate of the Secretary of State of Delaware and each other state (including without limitation Virginia) in which it is qualified as a foreign limited liability company to do business, dated as of a recent date prior to the Closing Date, as to the good standing of TREX Company, LLC; (C) a copy of its operating agreement, including all amendments thereto; and (D) a certificate of the appropriate officer or other authorized person of TREX Company, LLC dated the Closing Date and certifying (1) that the documents referred to in clause (C) above have not been amended since the date of said certificate, (2) that attached thereto is a true, correct and complete copy of resolutions and consents adopted by its sole member authorizing the execution, delivery and performance of the Loan Documents and each other document delivered in connection herewith and that said resolutions have not been amended or rescinded and are in full force and effect on the date of such certificate, (3) as to the incumbency and specimen signatures of its officer or other authorized person executing the Loan Documents or any other document delivered in connection herewith and (4) certifying as to the names and respective jurisdictions of organization of all of its Subsidiaries existing on the Closing Date. All company and legal proceedings and instruments and agreements relating to the transactions contemplated by this Agreement or in any other document delivered in connection herewith shall be satisfactory in form and substance to the Bank and its counsel, and the Bank shall have received all information and copies of all documents and papers, including records of company proceedings, Governmental Approvals and good standing certificates which the Bank reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper company or governmental authorities.

          (ii) On the Closing Date, the Bank shall have received for Trex Company, Inc.: (A) a copy of its articles of incorporation, as amended, certified by the Secretary of State of Delaware and dated as of a recent date prior to the Closing Date; (B) a certificate of the Secretary of State of Delaware and each other state (including without limitation Virginia) in which it is qualified as a foreign corporation to do business, dated as of a recent date prior to the Closing Date, as to the good standing of Trex Company, Inc.;
(C) a copy of its by-laws, including all amendments thereto; and (D) a certificate of the appropriate officer or other authorized person of Trex Company, Inc. dated the Closing Date and certifying (1) that the documents referred to in clause (C) above have not been amended since the date of said certificate, (2) that attached thereto is a true, correct and complete copy of resolutions adopted by its directors authorizing the execution, delivery and performance of the Loan Documents and each other document delivered in connection herewith and that said resolutions have not been amended or rescinded and are in full force and effect on the date of such certificate, (3) as to the incumbency and specimen signatures of its officer executing the Loan Documents or any other document delivered in connection herewith and (4) certifying as to the names and respective jurisdictions of organization of all of its Subsidiaries existing on the Closing Date.

          All corporate and legal proceedings and instruments and agreements relating to the transactions contemplated by this Agreement or in any other document delivered in connection herewith shall be satisfactory in form and substance to the Bank and its counsel, and the Bank shall have received all information and copies of all documents and papers, including records of company proceedings, Governmental Approvals and good standing certificates which the Bank reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper company or governmental authorities.

     (k) Perfection of Security Interests; Search Reports. On or prior to the Closing Date, the Bank shall have received:

          (1) appropriate Financing Statements (Form UCC-l or such other financing statements or similar notices as shall be required by local law) appropriately completed for filing under the Uniform Commercial Code or other applicable local law of each jurisdiction in which the filing of a financing statement or giving of notice may be required, or reasonably requested by the Bank, to perfect the Liens purported to be created by the Loan Documents;

          (2) appropriate filings for the perfection of the Lien on intellectual property purported to be created by the Loan Documents;

          (3) the Deed of Trust fully executed for filing under the applicable local laws of each jurisdiction in which the Deed of Trust is required to be filed by the Bank to perfect the Liens purported to be created thereby;

          (4) Certificates of satisfaction or other appropriate release documents sufficient to terminate the Liens in favor of Wachovia Bank, National Association (formerly known as First Union National Bank), and any other lienholder on the Winchester Property and to terminate the Liens in favor of all lienholders on the Borrower's property located in Lyon

County, Nevada (other than the Lien held by Bank of America, N.A.) and written authority to file the same; and

          (5) copies of reports from Prentice-Hall Financial Services or other independent search service reasonably satisfactory to the Bank listing all effective financing statements that name the Borrower or any of its Subsidiaries (under its present name and any previous name and, if requested by the Bank, under any trade names) as debtor or seller that are filed in Delaware, Nevada or Virginia, together with copies of such financing statements filed in Delaware, Nevada or Virginia (none of which shall cover the Collateral (as that term is defined in the Security Agreement)) except to the extent evidencing Permitted Liens or for which the Bank shall have received financing statement amendments (Form UCC-3) or such other termination statements as shall be required by local law and written authority to file the same.

     (l) ISDA Master Agreement. On or prior to the Closing Date, the Borrower shall have executed and delivered all documents, instruments and certificates associated with the ISDA Master Agreement.

     (m) Letter of Credit Documents. If applicable, on or prior to the Closing Date, the Borrower shall have executed and delivered all documents, instruments and certificates required by the Bank to issue the Letters of Credit.

     (n) Intercreditor Agreement. On or prior to the Closing Date, the Borrower and all other parties thereto shall have executed and delivered the Intercreditor Agreement.

     (o) Appraisal. On or prior to the Closing Date, the Bank shall have received an MAI appraisal of the Winchester Property, which appraisal shall comply with all rules and regulations of any Governmental Authorities regulating the Bank, shall be in form and substance satisfactory to the Bank in all respects, and shall state a fair market value of not less than $16,800,000.

     (p) Survey. On or prior to the Closing Date, the Bank shall have received a current survey of the Winchester Property satisfactory to the Bank, showing no encroachments and prepared by a certified land surveyor (using certification language satisfactory to the Bank), which survey shall designate, without limitation, (i) the dimensions of the Winchester Property, (ii) the dimensions and location of the buildings and other improvements constructed thereon, (iii) the dimensions of the parking spaces as well as the total number of parking spaces, (iv) the location of all easements of record affecting the Winchester Property, specifying the holder of such easement and the pertinent recording information, (v) any and all building restrictions and/or setback lines, and
(vi) means of ingress and egress. Such survey shall also certify that no portion of the Winchester Property is located in a special flood hazard area.

     (q) Title Insurance. On or prior to the Closing Date, the Bank shall have received (i) a policy of mortgagee title insurance insuring the lien of the Deed of Trust as a first priority deed of trust lien on the Winchester Property in the amount of $12,600,000, issued by a title insurance company acceptable to the Bank, without exception for possible filed or unfiled mechanics' and materialmen's liens, containing only such exceptions as are acceptable to the Bank, and containing such endorsements and affirmative coverage as are requested by the Bank, and (ii) copies of all instruments that appear as exceptions to title on such policy.

     (r) Environmental Report. On or prior to the Closing Date, the Borrower shall have delivered to the Bank a report from a qualified environmental engineer or consultant acceptable to the Bank with respect to an environmental investigation and audit of the Winchester Property (the scope of which shall be defined by the Bank), showing no contamination of the Winchester Property by Hazardous Substances, no violation of any Environmental Law, and that no portion of the Winchester Property constitutes "wetlands" under any Environmental Law.

     (s) Evidence of Insurance. On or prior to the Closing Date, the Borrower shall have delivered to the Bank evidence satisfactory to the Bank that all insurance required by the terms of this Agreement or any of the other Loan Documents is in full force and effect and the Collateral Agent or the Bank, as applicable, is named as loss payee or additional insured, as appropriate, on all such insurance.

     (t) Evidence of Termination of First Union Loan Agreement. On or prior to the Closing Date, the Borrower shall have delivered evidence satisfactory to the Bank that the First Union Loan Agreement has been terminated and all Debt owed by the Borrower to First Union National Bank has been paid in full.

     (u) Evidence of Consummation of Note Agreement. On or prior to the Closing Date, the Borrower shall have delivered a true and correct copy of the fully executed Note Agreement to the Bank, the terms of which shall be satisfactory to the Bank in all respects; and the Borrower shall have delivered evidence satisfactory to the Bank that the transactions contemplated by the Note Agreement shall have been consummated and that the gross proceeds resulting from the consummation of the transactions contemplated by the Note Agreement are not less than $40,000,000.

     (v) March 31, 2002 Financial Statements. On or prior to the Closing Date, the Borrower shall have delivered to the Bank financial statements complying with Section 6.01(b) for the fiscal quarter ended March 31, 2002 and certified as required by Section 6.01(b), and the Bank shall have determined that such financial statements are in form, content and express results that are satisfactory to the Bank in its sole opinion.

     (w) Novation Agreement. On or prior to the Closing Date, Wachovia Bank, National Association (formerly known as First Union National Bank) shall have executed and delivered an agreement with respect to Branch Banking and Trust Company's undertaking to make payments under the existing ISDA Master Agreement between the Borrower and Wachovia Bank, National Association (formerly known as First Union National Bank), which agreement shall be in form and substance acceptable to the Bank.

     (x) Services Agreement. On or prior to the Closing Date, the Borrower shall have executed and delivered the Services Agreement.

     (y) Severance Agreement. On or prior to the Closing Date, Bank of America, N.A. shall have executed and delivered a release agreement in form and substance acceptable to the Bank, pursuant to which Bank of America, N.A. agrees that all equipment and inventory (other than fixtures excluding manufacturing and production equipment) now or hereafter located on the Borrower's real property located in Lyon County, Nevada is not subject to the mortgage lien held by Bank of America, N.A. on such real property.

     (z) Payment of Fees. All costs, fees and expenses due to the Bank on or before the Closing Date (including, without limitation, the upfront revolving credit fee in the amount of $150,000 and the upfront term loan fee in the amount of $126,000, and the legal fees and expenses) shall have been paid.

     (aa) Counsel Fees. The Bank shall have received payment from the Borrower of the reasonable fees and expenses of Troutman Sanders LLP described in Section
9.02 which are billed through the Closing Date.

     (bb) Other Documents. The Borrower shall have delivered to the Bank such other documents, certificates and opinions as the Bank or its counsel requests, certified (if applicable) by the chief executive officer, chief financial officer, secretary or other officer of the Borrower as the Bank shall direct as a true and correct copy thereof.

     Section 4.02. Conditions to All Loans. The obligation of the Bank to make each Loan is subject to the satisfaction of the following conditions:

     (a)  the fact that the Closing Date shall have occurred;

     (b) (i) with respect to each Revolving Loan, the fact that, immediately after the making of such Loan, the aggregate outstanding principal amount of all Revolving Loans will not exceed the lesser of (A) the available Borrowing Base minus the Letter of Credit Obligations and (B) the Revolving Commitment minus the Letter of Credit Obligations; and (ii) with respect to the Borrower's first request for a Revolving Loan after each occurrence of any fire, theft, water damage, vandalism or other damage to or loss of any Inventory for which insurance proceeds are paid to the Borrower or the Collateral Agent, the Borrower shall have executed and delivered to the Bank a new Borrowing Base Certificate based on information as of the date of such request;

     (c) the fact that, immediately before and after the making of such Loan, no Default or Event of Default shall have occurred and be continuing;

     (d) the fact that the representations and warranties of the Borrower contained in this Agreement shall be true in all material respects on and as of the date of such Loan or, if given with respect to a specific date, as of such date; and

     (e) (i) the Bank shall in good faith have determined that its prospect of receiving payment in full of the Revolving Credit Loan Obligations or the Real Estate Term Loan Obligations then outstanding or its ability to exercise its rights and remedies hereunder and under the other Loan Documents has not been impaired, (ii) no event or condition shall have occurred since the Effective Date which had or could reasonably be expected to have a Material Adverse Effect and (iii) the Bank shall not reasonably suspect that one or more Defaults or Events of Default shall have occurred and be continuing.

     Each Loan hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Loan as to the facts specified in clauses (d) and (e) of this Section.

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants that:

     Section 5.01. Existence and Power. TREX Company, LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Trex Company, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Each of the Subsidiaries (i) that is a Domestic Subsidiary is duly organized, validly existing and in good standing under the laws of the state of its organization and has all powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and (ii) that is a Foreign Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, to the extent such concepts are applicable under the laws of such Foreign Subsidiary's jurisdiction of formation, and has all powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Each Borrower and the Subsidiaries is duly qualified as a foreign entity, licensed and in good standing in each jurisdiction where qualification or licensing is required by the nature of its business or the character and location of its property, business or customers and in which the failure to so qualify or be licensed, as the case may be, in the aggregate, could have a Material Adverse Effect.

     Section 5.02. Company and Governmental Authorization; No Contravention.

     (a) The execution, delivery and performance by TREX Company, LLC of the Loan Documents to which it is a party are within its limited liability company powers, have been duly authorized by all necessary company action, require no action by or in respect of, or filing with, any governmental body, agency or official (except for any such action or filing as shall have been taken or made and that is in full force and effect from and after the Closing Date) and do not contravene, or constitute (with or without the giving of notice or lapse of time or both) a default under, any provision of applicable law or of the organizational documents of TREX Company, LLC or of any agreement, judgment, injunction, order, decree or other instrument binding upon or affecting TREX Company, LLC or result in the creation or imposition of any Lien on any asset of TREX Company, LLC except as stated herein.

     (b) The execution, delivery and performance by Trex Company, Inc. of the Loan Documents to which it is a party are within its corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official (except for any such action or filing as shall have been taken or made and that is in full force and effect from and after the Closing Date) and do not contravene, or constitute (with or without the giving of notice or lapse of time or both) a default under, any provision of applicable law or of the organizational documents of Trex Company, Inc. or any Subsidiary or of any agreement, judgment, injunction, order, decree or other instrument binding upon or affecting Trex Company, Inc. or any Subsidiary or result in the creation or imposition of any Lien on any asset of Trex Company, Inc. or any of its Subsidiaries, except as stated herein.

     (c) Each of TREX Company, LLC, Trex Company, Inc. and its Subsidiaries (i) has all Governmental Approvals required by any applicable law for it to conduct its business, each of which is in full force and effect, is final and is not subject to review on appeal and is not the subject of any pending, or to the knowledge of its management, threatened attack by direct or collateral proceedings and (ii) is in compliance with each Governmental Approval applicable to it, except where the failure to obtain such Governmental Approval or non-compliance with any Governmental Approval could not reasonably be expected to have a Material Adverse Effect.

     Section 5.03. Binding Effect. Each Loan Document other than the Notes to which the Borrower is a party constitutes a valid and binding agreement of the Borrower and each Note, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Borrower, in each case enforceable against the Borrower in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by equitable principles of general applicability (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     Section 5.04. Financial Condition.

     (a) Interim Financial Statements. The unaudited consolidated balance sheet of Trex Company, Inc. and its Consolidated Subsidiaries as of March 31, 2002 and the related unaudited consolidated income statements for the fiscal quarter then ended, copies of which have been delivered to the Bank, fairly present, in conformity with GAAP applied on a basis consistent with the audited financial statements for the fiscal year ended December 31, 2001, the consolidated financial position of Trex Company, Inc. and its Consolidated Subsidiaries as of such date and their consolidated results of operations and changes in financial position for such 12-month period (subject to normal year-end audit adjustments).

     (b) Material Adverse Change. Since March 31, 2002, there has been no material adverse change in condition (financial or otherwise), results of operations, properties, assets, business or prospects of Trex Company, Inc. or Trex Company, Inc. and its Consolidated Subsidiaries, considered as a whole.

     Section 5.05. Litigation. Except as set forth on Schedule 5.05, there is no material action, suit, proceeding or investigation pending against, or to the knowledge of the Borrower threatened against, contemplated or affecting, the Borrower or any of its Subsidiaries before any court, arbitrator or governmental body, agency or official which has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or which in any manner draws into question the validity or enforceability of any of the Loan Documents, and there is no basis known to the Borrower or any of its Subsidiaries for any such action, suit, proceeding or investigation.

     Section 5.06. Regulation U; Use of Proceeds. The Borrower and its Subsidiaries do not own any "margin stock" as such term is defined in Regulation
U. The proceeds of the Loans will be used by the Borrower only for the purposes set forth in Section 6.17.

     Section 5.07. Regulatory Restrictions on Borrowing. Neither the Borrower nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, or otherwise subject to any regulatory scheme which restricts its ability to incur debt.

     Section 5.08. Subsidiaries. Part I of Schedule 5.08 (as such Schedule may be supplemented by a writing delivered by the Borrower to the Bank from time to time after the Effective Date) hereto lists each Subsidiary of the Borrower (and the direct and indirect ownership interests of the Borrower therein), in each case existing on the Effective Date. Except as set forth on Part I of such
Schedule 5.08, each such Subsidiary existing on the date hereof is, and in the case of any additional corporate Subsidiaries formed after the Effective Date each of such additional corporate Subsidiaries will be at each time that this representation is made or deemed to be made after the Effective Date, a Wholly-Owned Subsidiary that is a corporation duly incorporated, validly existing and, to the extent relevant in such jurisdiction, in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material Governmental Approvals required to carry on its business as now conducted. Except as listed on Part II of Schedule 5.08 (as such Schedule may be supplemented by a writing delivered by the Borrower to the Bank from time to time after the Effective Date), neither the Borrower nor any of its Subsidiaries are engaged in any joint venture or partnership with any other Person. All outstanding shares, member interests or equivalent equity interests, as applicable, of each Subsidiary (i) that is a Domestic Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and (ii) that is a Foreign Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable to the extent such concepts are applicable under the laws of such Foreign Subsidiary's jurisdiction of formation. Except as listed on Part III of Schedule 5.08 (as such Schedule may be supplemented by a writing delivered by the Borrower to the Bank from time to time after the Effective Date), as of May 31, 2002, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of capital stock of the Borrower or any of its Subsidiaries.

     Section 5.09. Full Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Borrower or any of its Subsidiaries in writing to the Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is true and accurate in all material respects on the date as of which such information is dated or certified and is not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided. The Borrower has disclosed to the Bank in writing any and all facts which materially and adversely affect or may materially and adversely affect (to the extent the Borrower can now reasonably foresee) the business, operations, prospects or financial condition of Trex Company, Inc. and its Consolidated Subsidiaries taken as a whole or the ability of the Borrower to perform its obligations under this Agreement and the other Loan Documents.

     Section 5.10. Tax Returns and Payments. Each of the Borrower and its Subsidiaries has filed all United States federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all taxes and assessments payable by it which have become due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary, other than those not yet delinquent and except for those contested in good faith, by appropriate proceedings, and for which adequate reserves have been established (in accordance with GAAP). Each of the Borrower and its Subsidiaries has paid, or has provided adequate reserves (in the good faith judgment of the management of the Borrower and in accordance with GAAP) for the payment of, all federal, state and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to the date hereof.

     Section 5.11. Compliance With ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (a) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (b) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

     Section 5.12. Intellectual Property. Each of the Borrower and its Subsidiaries owns or possesses or holds under valid noncancelable licenses all patents, trademarks, service marks, trade names, copyrights, licenses and other intellectual property rights that are necessary for the operation of their respective properties and businesses, and neither the Borrower nor any of its Subsidiaries is in violation of any provision thereof. Except as disclosed on
Schedule 5.12 (as such Schedule may be supplemented by a writing delivered by the Borrower to the Bank from time to time after the Effective Date), the Borrower and its Subsidiaries conduct their business without infringement or claim of infringement of any material license, patent, trademark, trade name, service mark, copyright, trade secret or any other intellectual property right of others and there is no infringement or claim of infringement by others of any material license, patent, trademark, trade name, service mark, copyright, trade secret or other intellectual property right of the Borrower and its Subsidiaries, in each case which could reasonably be expected to have a Material Adverse Effect.

     Section 5.13. No Burdensome Restrictions. No contract, lease, agreement or other instrument to which the Borrower or any of its Subsidiaries is a party or by which any of its property is bound or affected, no charge, corporate restriction, judgment, decree or order and no provision of applicable law or governmental regulation have had or are reasonably expected to have a Material Adverse Effect.

     Section 5.14. Environmental Matters. In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for cleanup or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted at any such facility, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect.

     Section 5.15 Title to Properties. The Borrower and each of its Subsidiaries has good and indefeasible title to its real properties (other than properties which it leases) and good title to all of its other properties and assets, including the properties and assets reflected in the balance sheet for the Borrower and its Consolidated Subsidiaries referred to in Section 5.04 (except for properties and assets disposed of in the ordinary course of business), subject to no Lien of any kind except Liens permitted by Section 6.07.

     Section 5.16 No Defaults. Neither the Borrower nor any of its Subsidiaries is in default of the principal of or any interest on any Material Debt, and neither the Borrower nor any of its Subsidiaries is in default under any instrument under or subject to which any such indebtedness has been incurred, and no event has occurred under the provisions of any such instrument which, with the giving of notice or the lapse of time, or both, would constitute an event of default thereunder. No event has occurred and is continuing which constitutes a Default or an Event of Default, and no event which constitutes, or which with the giving of notice or the passage of time, or both, would constitute, a default or an event of default under any Material Contract or judgment, decree or order to which the Borrower or any of its Subsidiaries or any of their respective properties may be bound or which would require the Borrower or any of its Subsidiaries to make a payment thereunder prior to the scheduled maturity therefor, except in cases in which any such default or event of default would not, in any instance or in the aggregate, have a Material Adverse Effect.

     Section 5.17 Employee Relations. Each of the Borrower and its Subsidiaries has a reasonably stable work force in place. The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

     Section 5.18 Solvency. As of the Closing Date and after giving effect to the transactions contemplated by this Agreement, the Loan Documents and the Note Agreement, the Borrower and each of its Subsidiaries, taken as a whole, is Solvent.

     Section 5.19 Material Contracts. Except for the Loan Documents, the Note Agreement and the Notes (as defined in the Note Agreement), Schedule 5.19 sets forth a complete and accurate list of all Material Contracts of the Borrower and its Subsidiaries in effect as of the Closing Date not listed on any other Schedule hereto. Other than as set forth on Schedule 5.19, each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof as of the Closing Date. The Borrower and its Subsidiaries have made available for inspection by the Bank a true and complete copy of each Material Contract required to be listed on Schedule 5.19 or any other Schedule hereto as of the Closing Date.

     Section 5.20 Debt. Schedule 5.20 is a complete and correct listing of all Material Debt other than Debt associated with the Revolving Credit Loan Obligations, the Real Estate Term Loan Obligations or the Note Agreement. The Borrower and its Subsidiaries have performed and are in compliance in all material respects with all of the terms of all Debt and all instruments and agreements relating thereto, and no default or event of default, or event which with notice or lapse of time or both would constitute such a default or event of default on the part of the Borrower or its Subsidiaries exists with respect to any Debt.

                                   ARTICLE VI
                                    COVENANTS

     The Borrower agrees that, so long as the Bank has any commitment to make Revolving Loans or any of Real Estate Term Loans 1, 2, 3 or 4, or any Revolving Credit Loan Obligations or Real Estate Term Loan Obligations remain unpaid:

     Section 6.01. Information. The Borrower will deliver or cause to be delivered to the Bank:

     (a) Annual Financial Statements. As soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated and, with respect to Material Subsidiaries, consolidating balance sheet of Trex Company, Inc. and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated and, with respect to Material Subsidiaries, consolidating statements of income, changes in equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and satisfactory in form to the Bank; provided that the Borrower may deliver, in lieu of the foregoing consolidated annual financial statements only, the annual report of the Borrower for the applicable fiscal year on Form 10-K filed with the SEC, but only so long as the consolidated financial statements contained in such annual report are substantially the same in content as the consolidated financial statements required by this Section 6.01(a). The foregoing financial statements shall be accompanied by an opinion thereon by Ernst & Young, LLP or other independent certified public accountants reasonably satisfactory to the Bank, which opinion shall not be qualified as to the scope of the audit and which shall state that such consolidated financial statements present fairly the consolidated financial position of Trex

Company, Inc. and its Consolidated Subsidiaries as of the date of such financial statements and the results of their operations for the period covered by such financial statements in conformity with GAAP applied an a consistent basis (except for changes in the application of which such accountants concur) and shall not contain any "going concern" or like qualification or exception or qualification arising out of the scope of the audit In addition, within 30 days after the end of each fiscal year, the Borrower shall provide to the Bank a copy of its annual budget with a written summary of all material assumptions contained therein, which budget shall be in substantially the same form as the budget prepared for calendar year 2002, a copy of which has been delivered to the Bank. If any event occurs or condition exists that has or could reasonably be expected to have a Material Adverse Effect or that materially adversely affects or could reasonably be expected to materially adversely affect such annual budget, the Borrower shall, within 10 calendar days of such event, provide the Bank with a forecast for the remainder of such calendar year that
(i) takes into account such event or condition, (ii) contains a written summary of all material assumptions contained in such forecast and (iii) contains a written summary of those assumptions that have changed from the original budget provided to the Bank for such year.

     (b) Quarterly Financial Statements. As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Trex Company, Inc., an internally prepared consolidated and, with respect to Material Subsidiaries, consolidating balance sheet of Trex Company, Inc. and its Consolidated Subsidiaries as of the end of such fiscal quarter (with all supporting schedules) and the related consolidated and, with respect to Material Subsidiaries, consolidating statements of income and cash flows of Trex Company, Inc. and its Consolidated Subsidiaries for such quarter, setting forth in each case in comparative form the figures for the corresponding quarter of the previous fiscal year, all in reasonable detail and satisfactory in form to the Bank; provided that the Borrower may deliver, in lieu of the foregoing quarterly consolidated financial statements only, the quarterly report of the Borrower for the applicable fiscal quarter on Form 10-Q filed with the SEC, but only so long as the consolidated financial statements contained in such quarterly report are substantially the same in content as the consolidated financial statements required by this Section 6.01(b). The foregoing financial statements shall be reviewed by Ernst & Young LLP or other independent certified public accountants reasonably satisfactory to the Bank, and all certified (subject to normal year-end audit adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer or chief accounting officer of Trex Company, Inc.

     (c) Monthly Financial Statements. As soon as available and in any event within 15 Business Days after (i) the end of each month: (A) a Borrowing Base Certificate and (B) a financial report of accounts receivable (including an aging of accounts receivable in an initial increment of 30 days, a second increment of 31-45 days, a third increment of 46-60 days and in 30-day increments thereafter), inventory and production; and (ii) the end of the first two months of each fiscal quarter, an internally prepared consolidated and, with respect to Material Subsidiaries, consolidating balance sheet of Trex Company, Inc. and its Consolidated Subsidiaries and the related consolidated and, with respect to Material Subsidiaries, consolidating statements of income and cash flows of Trex Company, Inc. and its Consolidated Subsidiaries for such month all in reasonable detail and satisfactory in form to the Bank and all certified (subject to normal year-end audit adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer or chief accounting officer of Trex Company, Inc.

     (d) Officer's Certificate. Simultaneously with the delivery of each set of financial statements referred to in subsections (a) and (b) above, a Compliance Certificate of the chief financial officer or chief accounting officer of Trex Company, Inc., (i) if applicable, setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 6.09 to and including 6.13, on the date of such financial statements, (ii) stating whether there exists on the date of such certificate any Default or Event of Default and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto, and (iii) stating whether, since the date of the most recent previous delivery of financial statements pursuant to subsections (a) or (b) of this Section, any event has occurred or condition exists that has had or could reasonably be expected to have a Material Adverse Effect, and, if so, the nature of such event or condition.

     (e) Accountant's Certificate. Simultaneously with the delivery of each set of financial statements referred to in subsection (a) above, a statement of the firm of independent public accountants which reported on such statements whether anything has come to its attention to cause it to believe that any Default existed on the date of such statements with respect to Sections 6.10, 6.11, 6.12 or 6.13 hereof.

     (f) Default, Event of Default or Material Adverse Effect. Forthwith upon the occurrence of any Default or Event of Default or any event that results in a Material Adverse Effect, a certificate of the chief financial officer or chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto.

     (g) Litigation. As soon as reasonably practicable after obtaining knowledge of the commencement of an action, suit, proceeding or investigation against the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which in any manner questions the validity of this Agreement, any of the Loan Documents or any of the transactions contemplated by this Agreement or any of the Loan Documents, a certificate of the chief financial officer or chief legal officer of the Borrower containing an explanation of the nature of such pending or threatened action, suit, proceeding or investigation and such additional information as may be reasonably requested by the Bank.

     (h) Auditors' Management Letters. Promptly upon receipt thereof, copies of each report submitted to Trex Company, Inc. or its Consolidated Subsidiaries by independent public accountants in connection with any annual, interim or special audit made by them of the books of Trex Company, Inc. or its Consolidated Subsidiaries, including, without limitation, each report submitted to Trex Company, Inc. or its Consolidated Subsidiaries concerning its accounting practices and systems and any final comment letter submitted by such accountants to management in connection with the annual audit of Trex Company, Inc. or its Consolidated Subsidiaries.

     (i) ERISA Matters. If and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under
Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take.

     (j) Environmental Matters. Promptly, upon receipt of any complaint, order, citation, notice or other written communication from any Person with respect to, or upon the Borrower's obtaining knowledge of, notice of (i) the existence or alleged existence of a violation of any applicable Environmental Law in connection with any property now or previously owned, leased or operated by the Borrower or any of its Subsidiaries, (ii) any release on such property or any part thereof in a quantity that is reportable under any applicable Environmental Law and (iii) any pending or threatened proceeding for the termination, suspension or nonrenewal of any permit required under any applicable Environmental Law, in each such case under clause (i), (ii) or (iii) in which there is a reasonable likelihood of an adverse decision or determination which could result in a Material Adverse Effect, and the action which the Borrower is taking or proposes to take with respect thereto.

     (k) Labor Controversy. As soon as reasonably practicable after obtaining knowledge of the occurrence of any labor controversy that has resulted in, or is reasonably likely to result in, a strike or other material work stoppage against the Borrower or any Subsidiary which is reasonably likely to have a Material Adverse Effect, notice thereof and the action which the Borrower is taking or proposes to take with respect thereto.

     (l) Attachment. Notice of any attachment, judgment, nonconsensual Lien, levy or order exceeding $250,000 that has been assessed against the Borrower or any Subsidiary, and the action which the Borrower is taking or proposes to take with respect thereto.

     (m) Note Agreement. Notice of the occurrence of any default or event of default under the Note Agreement, under any other agreement or note evidencing Material Debt, or under any Material Contract, in each case which remains uncured or unwaived following the expiration of any applicable cure period, and the action which the Borrower is taking or proposes to take with respect thereto.

     (n) Representations. Notice of any event which makes any of the representations set forth in Article V inaccurate in any material respect as of the date given or deemed to have been given.

     (o) SEC Filings. Promptly upon the distribution thereof, one copy of (i) each financial statement, report, notice or proxy statement sent by the Borrower or any Subsidiary to public security holders generally and (ii) each regular or periodic report, registration statement (without exhibits other than on Form S-8) and each prospectus and all amendments thereto filed by the Borrower or any Subsidiary with the SEC and of all press releases and other written communications available generally by the Borrower or any Subsidiary to the public concerning material developments or developments that could reasonably be expected to have a Material Adverse Effect.

     (p) Other Information. From time to time such additional financial or other information regarding the condition (financial or otherwise), results of operations, properties, assets, business or prospects of the Borrower or its Consolidated Subsidiaries as the Bank may reasonably request.

     Section 6.02. Payment of Obligations. The Borrower will pay, perform and discharge, and will cause each of its Subsidiaries to pay, perform and discharge, at or before their respective due dates, (a) all Revolving Credit Loan Obligations and all Real Estate Term Loan Obligations, as applicable to them, under this Agreement and the other Loan Documents, (b) all their respective obligations, liabilities and indebtedness, including all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like persons which, in any such case, if unpaid, might by law give rise to a Lien upon any of their properties or assets which could reasonably be expected to have a Material Adverse Effect and (c) all lawful taxes, assessments and charges or levies made upon their properties or assets, by any governmental body, agency or official, except where any of the items in clause (b) or (c) of this Section 6.02 may be diligently contested in good faith by appropriate proceedings and the Borrower or such Subsidiary shall have set aside on its books, if required under GAAP, appropriate reserves for the accrual of any such items.

     Section 6.03. Maintenance of Property; Insurance.

     (a) Maintenance of Properties. The Borrower will keep, and will cause each of its Subsidiaries to keep, all property useful and necessary in their respective businesses, taken as a whole, in good working order and condition, subject to ordinary wear and tear.

     (b) Insurance. In addition to the insurance requirements set forth in the Deed of Trust and the Security Agreement, the Borrower will maintain, and will cause each of its Subsidiaries to maintain, insurance with financially sound and responsible companies in such amounts (and with such risk retentions and with such deductibles) and against such risks as is usually carried by owners of similar businesses and properties in the same general areas in which the Borrower and its Subsidiaries operate, and the Borrower will maintain not less than $64,000,000 of business interruption insurance at all times (or such lesser amount as the Bank may agree to in its reasonable discretion). The Bank shall be named as loss payee and additional insured on all such insurance policies. Not less frequently than annually and more frequently if the Bank shall so request, the Borrower shall deliver to the Bank certificates evidencing that it is named as loss payee and additional insured on all such insurance and the Borrower shall promptly deliver such other information as the Bank shall reasonably request from time to time.

     Section 6.04. Conduct of Business and Maintenance of Existence. Except as otherwise permitted by Section 6.14 hereof, the Borrower will continue, and will cause each of its Subsidiaries to continue, to engage in business of the same general type as now conducted by the Borrower and its Subsidiaries (or complementary thereto), and will preserve, renew and keep in full force and effect, and will cause each of its Subsidiaries to preserve, renew and keep in full force and effect, their respective corporate existence and their respective rights, privileges and franchises (including without limitation their qualification and good standing) necessary or desirable in the normal conduct of business.

     Section 6.05. Compliance With Laws. The Borrower will comply, and will cause each of its Subsidiaries to comply, with all applicable laws, ordinances, rules, regulations and requirements of governmental authorities (including, without limitation, Environmental Laws, ERISA and the rules and regulations thereunder) and maintain, and cause each of its Subsidiaries to maintain, all licenses, permits and Governmental Approvals, except (a) where the necessity of compliance or maintenance therewith is contested in good faith by appropriate proceedings or (b) where noncompliance or nonmaintenance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     Section 6.06. Accounting; Inspection of Property, Books and Records. The Borrower will keep, and will cause each of the Subsidiaries to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to their respective businesses and activities, will maintain, and will cause each of the Subsidiaries to maintain, their respective fiscal reporting periods on the present basis and will permit, and will cause each of their respective Subsidiaries to permit, representatives of the Bank to visit and inspect any of their respective properties, to examine and make copies from any of their respective books and records and to discuss their respective affairs, finances and accounts with their officers, employees and independent public accountants, including field audits of Accounts and Inventory, all at such reasonable times and as often as may reasonably be desired, and further, if requested, the Borrower and each of its Subsidiaries shall provide equipment and real estate appraisals to the Bank for the Collateral. The costs of all field audits, inspections and appraisals will be borne by the Borrower; provided, however, that unless an Event of Default has occurred and is continuing, the Borrower shall only be responsible for the payment of one such audit, inspection or appraisal during each calendar year. Notwithstanding the above, the Borrower shall be permitted to make adjustments to its books of record and accounts as may be required or as may be requested by an audit or outside review, so long as the purpose of such adjustment is to bring said books or accounts into conformity with GAAP.

     Section 6.07. Restrictions on Liens. The Borrower will not, and will not permit any of its Subsidiaries to, without the prior written consent of the Bank, create, incur, assume or suffer to exist any Lien upon or with respect to any Collateral, or other accounts, or ownership interests in its Subsidiaries, or proceeds thereof, or sell any Collateral, or other accounts or ownership interests in its Subsidiaries, or proceeds thereof subject to an understanding or agreement, contingent or otherwise, to repurchase such Collateral, or other accounts, or ownership interests in its Subsidiaries, or proceeds thereof (including sales of accounts receivable or notes with recourse to the Borrower or any of its Subsidiaries) or assign any right to receive income, or file or permit the filing of any financing statement under the Uniform Commercial Code as in effect in any applicable jurisdiction or any other similar notice of Lien under any similar recording or notice statute, provided that the provisions of this Section 6.07 shall not prevent the creation, incurrence, assumption or existence of the following (with such Liens described below being herein referred to as "Permitted Liens"):

     (a) Lien in favor of Bank of America, N.A. encumbering Borrower's facility located in Lyon County, Nevada (the "Nevada Real Estate"), which lien is evidenced by that certain Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing dated September 28, 1999 and recorded on September 30, 1999 in the Official Records of Lyon County, Nevada as Document No. 239622 (the "Nevada Deed of Trust"); and Liens securing any refinancing of the Nevada Real Estate, provided that at the time of such refinancing, (i) no Default or Event of Default has occurred or would occur as a result of such refinancing, (ii) the Debt secured by the Nevada Deed of Trust does not exceed 100% of the fair market value of the Nevada Real Estate at the time of such refinancing and (iii) the Debt secured thereby is permitted under this Agreement (including without limitation under Section 6.08);

     (b)  Liens created by or permitted under the Loan Documents;

     (c) Liens for taxes or assessments or other governmental charges not yet due or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves (in the good-faith judgment of the management of the Borrower and in accordance with GAAP) have been established;

     (d) Liens incurred in connection with worker's compensation, unemployment insurance, or other social security obligations;

     (e) Liens arising in connection with deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety or appeal bonds, and other obligations arising in the ordinary course of business;

     (f) mechanic's, worker's, materialman's, landlord's, carrier's, or other like Liens arising in the ordinary course of business with respect to obligations that are not due or that are being contested in good faith by appropriate proceedings for which adequate reserves (in the good-faith judgment of the management of the Borrower and in accordance with GAAP) have been established;

     (g) Liens on unearned insurance premiums held by Persons financing the payment thereof;

     (h) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Borrower or a Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

     (i) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Borrower and its Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Borrower and its Subsidiaries;

     (j) Liens securing Debt of any Subsidiary to the Borrower or to another Wholly-Owned Subsidiary, provided that such Liens have been subordinated to all Liens in favor of the Collateral Agent and/or the Bank pursuant to written subordination agreements in form and substance satisfactory to the Collateral Agent and the Bank; and

     (k) Liens on fixed assets of the Borrower or any Subsidiary which secure only Debt incurred to finance the acquisition of such fixed assets and Liens existing on fixed assets at the time of acquisition by the Borrower of any business entity then owning such fixed assets, whether by merger, consolidation or acquisition of substantially all of its assets, and whether or not such existing Liens were given to secure the payment of the purchase price of the fixed assets to which they attach (but only to the extent that such Liens are incurred substantially contemporaneously with the acquisition of such fixed assets, only to the extent of the lesser of the fair market value or cost of such fixed assets, and only to the extent that the Debt secured thereby is permitted by this Agreement, including without limitation Section 6.08 hereof);

     (l) Liens existing on the Closing Date and set forth on Schedule 4.9 to the Security Agreement, and the extension, renewal or replacement of any such Lien, provided that (i) such Lien attaches only to the same property as the original Lien, (ii) the principal amount of Debt secured by such Lien is not increased and (iii) at the time of such extension, renewal or replacement, no Default or Event of Default shall have occurred and be continuing;

     (n) Liens on the Revolving Credit Loan Collateral securing Debt incurred within the limitations of Section 6.08(v);

     (o)  interests of lessors under Capital Leases; and

     (p)  in addition to the Liens permitted under clauses (a) to and including
(o) of this Section 6.07, Liens securing Debt that does not exceed $250,000 in the aggregate.

     Section 6.08. Restrictions on Debt. The Borrower shall not create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Debt, except (i) Debt owing to the Bank or to Branch Banking and Trust Company; (ii) Material Debt existing on the Closing Date and described on Schedule 5.20, and any extension, renewal or refinancing of such Material Debt, provided that any such extension, renewal or such refinancing (1) does not increase the principal amount of such Material Debt at the time of such extension, renewal or refinancing and (2) is on terms substantially similar to, and no more restrictive than, the original terms of such Material Debt; (iii) Debt outstanding under the Note Agreement and under the Notes (as defined in the Note Agreement) and the Subsidiary Guarantees required pursuant thereto; (iv) Debt owing from the Borrower to a Wholly-Owned Subsidiary, from a Wholly-Owned Subsidiary to the Borrower, or from one Wholly-Owned Subsidiary to another Wholly-Owned Subsidiary; (v) additional secured Facility Debt incurred after the Closing Date, provided that at the time such additional Facility Debt is incurred (1) no Default or Event of Default shall have occurred or will occur as a result of the incurrence of such Facility Debt, (2) the aggregate principal amount of such additional Facility Debt is not greater than $10,000,000, and (3) all the holders of such additional Facility Debt (and all of the holders of the Liens securing such additional Facility
Debt) shall have become parties to the Intercreditor Agreement; and (vi) in addition to the Debt permitted by clauses (i) to and including (v) above, Debt incurred after the Closing Date, provided that at the time such additional Debt is incurred, (1) no Default or Event of Default shall have occurred or will occur as a result of the incurrence of such additional Debt, (2) the Total Consolidated Debt to Total Consolidated Capitalization Ratio both immediately prior to the incurrence of such additional Debt and immediately after and giving effect to the incurrence of such additional Debt shall be at least three percentage points lower than the maximum Total Consolidated Debt to Total Consolidated Capitalization Ratio required by Section 6.10 on the date of the incurrence of such additional Debt (e.g., if the additional Debt were incurred during the period from the Closing Date to and including December 31, 2002, the Total Consolidated Debt to Total Consolidated Capitalization Ratio both immediately prior to the incurrence of such Debt and immediately after and giving effect to the incurrence of such Debt shall not exceed 52%), and (3) the Total Consolidated Debt to Consolidated EBITDA Ratio both immediately prior to the incurrence of such additional Debt and immediately after and giving effect to the incurrence of such additional Debt shall be at least 0.5 lower than the maximum Total Consolidated Debt to Consolidated EBITDA Ratio required by Section
6.11 on the date of the incurrence of such additional Debt (e.g., if the additional Debt were incurred during the period from the Closing Date to and including December 31, 2002, the Total Consolidated Debt to EBITDA Ratio both immediately prior to the incurrence of such additional Debt and immediately after and giving effect to the incurrence of such additional Debt shall not exceed 3.0 to 1). Any Person which becomes a Subsidiary after the date hereof shall for all purposes of this Section 6.08 be deemed to have created, assumed or incurred at the time it becomes a Subsidiary all Debt of such Person existing immediately after it becomes a Subsidiary.

     Section 6.09. Limitations on Capital Expenditures. Without the prior written consent of the Bank, the Borrower and its Subsidiaries shall not make capital expenditures of more than the following aggregate amounts in each of its fiscal years, provided that the Borrower may expend an amount equal to the unspent portion of monies from the immediately preceding fiscal year in the immediately succeeding fiscal year: $8,000,000 for fiscal year 2002; $20,000,000 for fiscal year 2004; and $12,000,000 for each fiscal year thereafter.

     Section 6.10. Total Consolidated Debt to Total Consolidated Capitalization Ratio. The Borrower will not, as of the end of any calendar month, permit the ratio of Total Consolidated Debt to Total Consolidated Capitalization (the "Total Consolidated Debt to Total Consolidated Capitalization Ratio"), as a percentage, to exceed the following amounts for the following periods: (i) 55% for the period commencing on the Closing Date to and including December 31, 2002 and (ii) 50% thereafter.

     Section 6.11. Total Consolidated Debt to Consolidated EBITDA Ratio. The Borrower will not, as of the end of any fiscal quarter, permit the ratio of the Total Consolidated Debt to Consolidated EBITDA (the "Total Consolidated Debt to Consolidated EBITDA Ratio") for the four-quarter period ended as of the end of such fiscal quarter to exceed the following amounts for the following periods:
(i) 3.5 to 1 for the period commencing on the Closing Date to and including December 31, 2002, (ii) 3.0 to 1 for the period January 1, 2003 to and including December 31, 2003 and (ii) 2.75 to 1 thereafter.

     Section 6.12. Fixed Charge Coverage Ratio. The Borrower will not, as of the end of any fiscal quarter, permit the Fixed Charge Coverage Ratio for the four quarter period ended as of the end of such fiscal quarter to be less than the following amounts for the following periods: (i) 1.25 to 1 for the period commencing on the Closing Date to and including December 31, 2002 and (ii) 1.35 to 1 thereafter.

     Section 6.13. Minimum Tangible Net Worth. The Borrower will at all times maintain Consolidated Tangible Net Worth at not less than the sum of (i) $70,000,000, (ii) 100% of the Net Proceeds of all stock issued after the Closing Date, plus (iii) fifty percent (50%) of Consolidated Net Income after June 30, 2002 (taken as one accounting period), but excluding from such calculation of Consolidated Net Income for purposes of this clause (iii) any quarter in which Consolidated Net Income is negative.

     Section 6.14. Consolidations, Mergers and Sales of Assets. (a) Neither the Borrower nor any Subsidiary will, without the prior written consent of the Bank, consolidate or merge with or into any other Person, provided that so long as no Default or Event of Default shall have occurred or will occur after giving effect thereto, (i) a Subsidiary may merge into the Borrower if the Borrower is the surviving entity and (ii) the Borrower or any Subsidiary may merge into or consolidate with another Person if the Borrower or such Subsidiary, as the case may be, is the entity surviving such merger or consolidation.

             (b) Neither the Borrower nor any Subsidiary will, without the prior written consent of the Bank, convey, sell, lease, assign transfer of otherwise dispose of any of its property, business or assets (including, without limitation, the sale of any receivables and leasehold interests and any sale leaseback or similar transaction), whether now owned or hereafter acquired, except:

                   (i) the sale of Inventory in the ordinary course of business;

                   (ii) provided that no Default or Event of Default has occurred or would occur as a result of the consummation of such sale or other disposition, the sale or other disposal of assets (but specifically excluding the real property and the improvements thereon encumbered by the Deed of Trust or the Nevada Deed of Trust) for fair market value which the Borrower determines are no longer needed for the operation of the business of the Borrower and its Subsidiaries; provided that the aggregate net book value of assets so disposed of shall not exceed $2,500,000 in any fiscal year; provided further that if the Borrower or the applicable Subsidiary

(A) acquires fixed assets useful and intended to be used in the operation of the business of the Borrower and its Subsidiaries, such fixed assets are subject to the first lien and security interest of the Collateral Agent, such fixed assets have an actual out-of-pocket cost equal to or greater than the proceeds resulting from such sale or other disposition, and such fixed assets are acquired within 210 days of such sale or other disposition or (B) applies the net proceeds of any such sales which exceed $2,500,000 in any fiscal year (such excess net proceeds, "Fixed Asset Proceeds") to prepay the Revolving Credit Loan Obligations (or, if required by the terms of the Note Agreement, to repay the Secured Obligations (as defined in the Intercreditor Agreement) on a pro rata basis), such sale or other disposition shall be excluded from the calculation of the amount in this clause (ii);

                   (iii) provided that no Default or Event of Default has occurred or would occur as a result of such sale or other disposition, the sale, lease, transfer or other disposition of any assets of any Subsidiary to the Borrower or a Wholly-Owned Subsidiary;

                   (iv) provided that no Default or Event of Default has occurred and notwithstanding any other provision of this Agreement or in any of the other Loan Documents, upon thirty (30) days prior written notice to the
Bank: (a) TREX Company, LLC may merge into or consolidate with Trex Company, Inc. and (b) (1) TREX Company, LLC or Trex Company, Inc. may create a Wholly-Owned Subsidiary (the "IP Subsidiary") and transfer thereto all patents, trademarks, copyrights and other intellectual property of the Borrower (the "IP"); provided, however, that the IP Subsidiary shall execute and deliver to the Bank, or cause to be executed and delivered to the Bank, all of the documentation required by Section 6.23, if any, and (2) the IP Subsidiary may license the IP to the Borrower, subject to Section 6.24 hereof; and

                   (v) the Borrower may terminate the corporate or other existence of DENPLAX, S.A. and surrender its equity interest in DENPLAX, S.A. for no consideration, provided that no Default or Event of Default has occurred or would occur as a result of such termination of existence and surrender of equity interest, and further provided that such termination of existence and surrender of equity interest is deemed prudent in the reasonable business judgment of the Borrower.

     Section 6.15. Investments; Acquisitions.

     (a) Investments. Neither the Borrower nor any Subsidiary will hold, make or acquire any Investment in any Person, except:

           (i) the Borrower and any Subsidiary may invest in cash and Cash Equivalents;

           (ii) the Borrower and any Subsidiary may acquire and hold receivables owing to them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

           (iii) the Borrower and any Subsidiary may acquire and own investments (including Debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with customers and supplies arising in the ordinary course of business;

          (iv) the Borrower and any Subsidiary may make loans and advances to any employees, officers, directors, managers, shareholders, or members of their immediate families, and to current and/or prospective customers and/or vendors in the ordinary course of business (excluding receivables arising in the ordinary course of business), provided such loans and advances do not exceed at any time, in the aggregate, $500,000;

          (v)    any Acquisition permitted by Section 6.15(b);

          (vi) Trex Company, Inc. may invest up to $300,000 in addition to its existing investment in Winchester Capital, Inc.;

          (vii) Trex Company, Inc. or TREX Company, LLC may invest up to $500,000 in the aggregate, in addition to the value of the IP to be contributed thereto, in the IP Subsidiary;

          (viii) Trex Company, Inc. and TREX Company, LLC and/or any Subsidiary may invest in Trex Wood Polymer Espana, S.L., in DENPLAX, S.A. and/or in additional to-be-formed Foreign Subsidiaries and Foreign Joint Ventures, provided that the total investment in all such Foreign Subsidiaries and Foreign Joint Ventures, exclusive of the investment as of the Closing Date of Trex Company, Inc. and TREX Company, LLC in Trex Wood Polymer Espana, S.L. and the investment as of the Closing Date of Trex Wood Polymer Espana, S.L. in DENPLAX, S.A., shall not at any time exceed $3,000,000;

          (ix)   any Subsidiary may invest in the Borrower;

          (x) Trex Company, Inc. may invest in TREX Company, LLC (and vice versa); and

          (xi) Trex Company, Inc. and TREX Company, LLC may hold other Investments not set forth in sub-clauses (i) to and including (x) above in an aggregate amount not to exceed $15,000,000 at any time; provided, however, that
(A) with respect to the Investments described in sub-clauses (iv), (vi), (vii) and (viii) above, the limits set forth therein may not be exceeded, and (B) any amount invested pursuant to sub-clause (viii) above shall reduce dollar-for-dollar the amount available for other Investments under this sub-clause (xi).

     (b) Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Acquisition transaction, except that the Borrower and any Subsidiary may (i) acquire all or a material portion of the assets of a Person and (ii) own, purchase or acquire stock, obligations or securities of a Person which following such purchase or acquisition is a Wholly-Owed Subsidiary if (A) the Person being acquired (or whose assets are being acquired) is in the same general type of business as the Borrower (or complementary thereto); (B) the aggregate cash consideration (exclusive of all Debt of such Person being acquired that is not discharged by the seller at the time of such Acquisition, all Debt as to which the Borrower takes subject, and all other liabilities (including contingent earn-out payments) paid or to be paid by the Borrower or the Person being acquired in connection with such Acquisition) paid (1) in connection with any Acquisition (or series of related Acquisitions) shall not exceed $10,000,000 during any fiscal year of the Borrower and (2) in connection with all Acquisitions shall not exceed $15,000,000 for the period from the Closing Date to the Revolving Credit Termination Date, (C) the aggregate consideration (including all Debt of such Person being Acquired that is not discharged by the seller at the time of such Acquisition, all Debt as to which the Borrower takes subject, and all other liabilities (including contingent earn-out payments) paid or to be paid by the Borrower or the Person being acquired in connection with such Acquisition) paid (1) in connection with all Acquisitions shall not exceed $20,000,000 during any fiscal year of the Borrower and (2) in connection with all Acquisitions shall not exceed $30,000,000 for the period from the Closing Date to the Revolving Credit Termination Date; (D) (1) the Total Consolidated Debt to Total Consolidated Capitalization Ratio both immediately prior to such proposed Acquisition and immediately after and giving effect to such proposed Acquisition shall be at least three percentage points lower than the maximum Total Consolidated Debt to Total Consolidated Capitalization Ratio required by Section 6.10 on the date of such proposed Acquisition (e.g., if the proposed Acquisition occurs during the period from the Closing Date to and including December 31, 2002, the Total Consolidated Debt to Total Consolidated Capitalization Ratio both immediately prior to such proposed Acquisition and immediately after and giving effect to such proposed Acquisition shall not exceed 52%) and (2) the Pro Forma Total Consolidated Debt to Consolidated EBITDA Ratio shall be at least 0.5 lower than the maximum ratio of the Total Consolidated Debt to Consolidated EBITDA required by Section 6.11 on the date of the proposed Acquisition (e.g., if the proposed Acquisition occurs during the period from the Closing Date to and including December 31, 2002, the Pro Forma Total Consolidated Debt to Consolidated EBITDA Ratio shall not exceed
3.0 to 1); (E) no Default or Event of Default has occurred or will occur as a result of the Acquisition of such Person; and (F) the Borrower shall have provided the Bank not less than ten (10) Business Days before the consummation of such Acquisition a certificate in form and substance satisfactory to the Bank that certifies as to each of the items in clauses (A), (B), (C), (D) and (E) of this Section 6.15(b) and includes both pro forma financial statements that demonstrate compliance with clause (D) of this Section 6.15(b) and consolidated financial statements for the Borrower and its Subsidiaries that demonstrate compliance with each of the covenants contained in Sections 6.09 to and including 6.13 immediately prior to and after giving effect to such Acquisition, and the Bank shall have accepted as correct prior to the consummation of such Acquisition such certificate and the calculations and assumptions contained therein and in the financial statements included therewith.

     Section 6.16. Payments, Etc. Except as permitted below, the Borrower will not, and will not permit any of its Subsidiaries to, make any distribution, dividend, payment or delivery of property or cash on or with respect to its Capital Stock or its membership interests, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for any consideration, any membership or other interests or shares of any class of its Capital Stock now or hereafter outstanding (or any warrants exercisable for, or options or stock appreciation rights in respect of, any of such shares of Capital Stock or membership interests), or set aside any funds for any of the foregoing purposes, or permit any of its Subsidiaries to purchase or otherwise acquire for consideration any shares of Capital Stock or any membership interest in the Borrower or any shares of Capital Stock or other equity interest in any other Subsidiary, as the case may be, now or hereafter outstanding (or any options or warrants exercisable for or stock appreciation rights issued by the Borrower or any Subsidiary with respect to its Capital Stock or membership interests).

     The foregoing provisions of this Section 6.16 shall not limit or prohibit any of the following transactions:

     (a) the making of any distribution, dividend, payment or delivery of property or cash on or with respect to its Capital Stock or its membership interests by (i) any Subsidiary to Trex Company, Inc or TREX Company, LLC or to any Material Subsidiary or (ii) any Subsidiary that is not a Material Subsidiary to another Subsidiary that is not a Material Subsidiary;

     (b) the payment by Trex Company, Inc. of a dividend on its common stock solely in shares of its common stock in connection with a split of such common stock and of cash in lieu of fractional shares in connection with any such split of common stock;

     (c) any transaction contemplated by the Warrant, including the retirement and cancellation of the Warrant and the issuance of new warrants in exchange, replacement or substitution therefor and payment of cash in lieu of fractional shares of common stock of Trex Company, Inc. upon any exercise of the Warrant;

     (d)  any transaction which is expressly permitted by Section 6.14 or
Section 6.15;

     (e) any dividend payable solely in Capital Stock of Trex Company, Inc. (other than Disqualified Stock) or any dividend of rights or other distribution of rights under a Shareholder Rights Plan, any issuance of Capital Stock of Trex Company, Inc. (other than Disqualified Stock) upon the exercise of such rights, and any redemption, retirement or other acquisition by Trex Company, Inc. of any such rights for consideration that does not exceed $250,000 in the aggregate;

     (f) the redemption, retirement, purchase or other acquisition for consideration of any class of Capital Stock of Trex Company, Inc. (or options, warrants or other rights to acquire Capital Stock of Trex Company, Inc.) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of any class of Capital Stock (other than Disqualified Stock) of Trex Company, Inc. (or options, warrants or other rights to acquire such Capital Stock);

     (g) the payment of cash in lieu of fractional shares of Capital Stock of Trex Company, Inc. in connection with a transaction of merger or consolidation, Acquisition or transfer of assets that complies with Section 6.14 or Section 6.15(b); provided, however, that the aggregate amount of all such cash payments in any such transaction shall not exceed $100,000; or

     (h) dividends on or with respect to Capital Stock of Trex Company, Inc. or redemptions or purchases of Capital Stock of Trex Company, Inc. not otherwise permitted under clauses (a) to and including (g) of this Section 6.16 that do not exceed in the aggregate in any fiscal year of the Borrower, 50% of the Consolidated Net Income for the immediately preceding fiscal year, provided that no Default or Event of Default has occurred or will occur immediately after and giving effect to such dividends, redemptions or purchases.

     Section 6.17. Use of Proceeds. The proceeds of the Revolving Loans made under this Agreement will be used by the Borrower for working capital financing of the Borrower's accounts receivable and inventory, to purchase equipment and/or for other general corporate purposes of the Borrower. The proceeds of the Real Estate Term Loans 1, 2 & 3 made under this Agreement will be used by the Borrower to refinance the Winchester Property, and the proceeds of the Real Estate Term Loan 4 made under this Agreement will be used by the Borrower to finance existing improvements to the Winchester Property. None of the proceeds of the Revolving Loans or Real Estate Term Loans 1, 2, 3 or 4 will be, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any "margin stock" within the meaning of Regulation U.

     Section 6.18. Transactions With Other Persons. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement with any Person whereby any of them shall agree to any restriction on the right of the Borrower or any of its Subsidiaries to amend or waive any of the provisions of this Agreement or any other Loan Document.

     Section 6.19. Location of Finished Goods Inventory. The Borrower will store all finished goods Inventory at a location owned by the Borrower or its Subsidiaries; provided, however, the Borrower may store any finished goods Inventory at a location not owned by the Borrower or its Subsidiaries if the Borrower has obtained a waiver from each landlord of such location, in form and substance satisfactory to the Bank in its sole but reasonable discretion, by which such landlord waive their respective rights, if any, in the finished goods Inventory stored at such location.

     Section 6.20. Deposit Accounts. To facilitate the administration of the Revolving Loans, the Borrower and its Subsidiaries shall maintain all of their operating deposit accounts with the Bank and if requested by the Bank will establish and maintain a lock box cash management system in an assignee account at the Bank. Notwithstanding the foregoing, the Borrower or its Subsidiaries may maintain one general operating depository account in each of Fernley, Nevada, Almeria, Spain and up to three (3) other separate locations; provided that, if at any time the balance in any such operating depository account exceeds $150,000 at the close of any Business Day, the Collateral Agent shall be entitled to a first priority security interest therein and the Borrower or such Subsidiary shall take such actions (including without limitation obtaining a control agreement from the applicable depository institution) as are necessary to perfect such security interest.

     Section 6.21. Compliance With Agreements. The Borrower will comply in all respects with, and will cause each of its Subsidiaries to comply in all respects with, each term, condition and provision of all instruments and agreements entered into in the conduct of its business, including without limitation any Material Contract, except in the case where the failure to so qualify would not, in any given instance or in the aggregate, have a Material Adverse Effect.

     Section 6.22. More Favorable Covenants. If, after the date hereof, any of the covenants, representations and warranties or events of default, or any other material term or provision, contained in the Note Agreement is amended, restated, supplemented or otherwise modified to make such covenant, representation and warranty or event of default, or any other material term or provision more favorable, in the sole but reasonable opinion of the Bank, to the lender or lenders under the Note Agreement than are the terms of this Agreement to the Bank, this Agreement shall be amended to contain each such more favorable covenant, representation and warranty, event of default, term or provision, and the Borrower hereby agrees to so amend this Agreement and to execute and deliver all such documents requested by the Bank to reflect such amendment. If, after the date hereof, any of the covenants, representations and warranties or events of default, or any other material term or provision, of the documents executed in connection with the Facility Debt permitted under Section 6.08(v) is, or is amended, restated, supplemented or otherwise modified to be, more favorable, in the sole but reasonable opinion of the Bank, to the lender or lenders under such Facility Debt documents than are the terms of this Agreement to the Bank, this Agreement shall be amended to contain each such more favorable covenant, representation and warranty, event of default, term or provision, and the Borrower hereby agrees to so amend this Agreement and to execute and deliver all such documents requested by the Bank to reflect such amendment. Prior to the execution and delivery of such documents by the Borrower, unless the Bank has waived in writing its rights under this Section 6.22, this Agreement shall be deemed to contain each such more favorable covenant, representation and warranty, event of default, term or provision of the Note Agreement or the documents executed in connection with the Facility Debt, as the case may be, for purposes of determining the rights and obligations hereunder.

     Section 6.23. Additional Pledge Agreement, Security Agreement, and Guaranty Agreement Documentation. (a) If, at any time after the date hereof, (1) any of the Borrower's Subsidiaries, other than TREX Company, LLC, becomes a Material Subsidiary or (2) the Borrower forms or acquires any Material Subsidiary, then the Borrower shall provide to the Bank the following documentation:

          (i) a subsidiary pledge agreement that secures the Revolving Credit Loan Obligations, in form and substance acceptable to the Bank, and duly executed and delivered by the owner or owners of such Subsidiary (the "Additional Subsidiary Pledgor");

          (ii) stock certificates or equivalent certificates evidencing the equity interests representing 100% of the issued and outstanding capital stock or equivalent equity interests of such Subsidiary which is owned by the Borrower or its Subsidiary, together with blank stock powers or equivalent powers therefor;

          (iii) a subsidiary security agreement that secures the Revolving Credit Loan Obligations, substantially in the form of the Security Agreement, and duly executed and delivered by such Subsidiary;

          (iv) a subsidiary guaranty that guarantees the Revolving Credit Loan Obligations, in form and substance acceptable to the Bank, and duly executed and delivered by such Subsidiary;

          (v) a certificate from the chief executive officer, chief financial officer or treasurer of such Subsidiary, in form and substance reasonably satisfactory to the Bank, to the effect that all representations and warranties of such Subsidiary contained in the subsidiary security agreement and the subsidiary guaranty are true, correct and complete in all material respects; that such Subsidiary is not in violation of any of the covenants contained in the subsidiary security agreement or the subsidiary guaranty; that no Default or Event of Default has occurred and is continuing or, after giving effect to its execution and delivery of the subsidiary security agreement and the subsidiary guaranty, will occur;

          (vi) a certificate from the chief executive officer, chief financial officer or treasurer of such Additional Subsidiary Pledgor, in form and substance reasonably satisfactory to the Bank, to the effect that all representations and warranties of such Additional Subsidiary Pledgor contained in the subsidiary pledge agreement are true, correct and complete in all material respects; that such Additional Subsidiary Pledgor is not in violation of any of the covenants contained in the subsidiary pledge agreement; that no Default or Event of Default has occurred and is continuing or, after giving effect to its execution and delivery of the subsidiary pledge agreement, will occur;

          (vii) a certificate of the secretary or other appropriate officer or authorized person of such Subsidiary certifying as to the incumbency and genuineness of the signature of each officer or authorized signer of such Subsidiary executing the subsidiary security agreement and the subsidiary guaranty and certifying that attached thereto is (A) a true and complete copy of the articles of incorporation, articles of organization, partnership agreement or equivalent organizational document of such Subsidiary, and all amendments thereto, certified as of a recent date by the appropriate governmental official of its jurisdiction of formation; (B) a true and complete copy of the bylaws, operating agreement, or equivalent agreement of such Subsidiary as in effect on the date of such certification; (C) a true and complete copy of resolutions duly adopted by the board of directors, members, managers or equivalent governing body of such Subsidiary authorizing the execution, delivery and performance of the subsidiary security agreement and the subsidiary guaranty; and (D) a true and complete copy of each certificate required to be delivered pursuant to
Section 6.23(ix);

          (viii) a certificate of the secretary or other appropriate officer or authorized person of such Additional Subsidiary Pledgor certifying as to the incumbency and genuineness of the signature of each officer or authorized signer of such Additional Subsidiary Pledgor executing the subsidiary pledge agreement and certifying that attached thereto is (A) a true and complete copy of the articles of incorporation, articles of organization, partnership agreement or equivalent organizational document of such Additional Subsidiary Pledgor, and all amendments thereto, certified as of a recent date by the appropriate governmental official of its jurisdiction of formation; (B) a true and complete copy of the bylaws, operating agreement, or equivalent agreement of such Additional Subsidiary Pledgor as in effect on the date of such certification;
(C) a true and complete copy of resolutions duly adopted by the board of directors, members, managers or equivalent governing body of such Additional Subsidiary Pledgor authorizing the execution, delivery and performance of the subsidiary pledge agreement; and (D) a true and complete copy of each certificate required to be delivered pursuant to Section 6.23(x);

          (ix) a certificate of good standing of such Subsidiary as of a recent date from the appropriate governmental official of its jurisdiction of formation and in each other jurisdiction where such Subsidiary is qualified to do business;

          (x) a certificate of good standing of such Additional Subsidiary Pledgor as of a recent date from the appropriate governmental official of its jurisdiction of formation and in each other jurisdiction where such Additional Subsidiary Pledgor is qualified to do business;

          (xi) UCC financing statements for such Subsidiary, and otherwise in form and substance acceptable to the Bank, together with evidence satisfactory to the Bank that they have been filed in the appropriate filing offices to perfect the security interests granted to the Bank in such subsidiary security agreement;

          (xii) UCC search reports acceptable to the Bank, covering such Subsidiary for each filing office in which a financing statement in favor of the Bank has been or is being filed to perfect the security interests granted to the Bank in such subsidiary security agreement and for each filing office otherwise specified by the Bank, which show only Liens which have been terminated, Liens permitted under Section 6.07 and Liens which are otherwise acceptable to the Bank;

          (xiii) a favorable opinion of counsel to such Subsidiary addressed to the Bank in form and substance satisfactory to the Bank with respect to such Subsidiary and the subsidiary security agreement and the subsidiary guaranty, and such other matters as the Bank shall request;

          (xiv) a favorable opinion of counsel to such Additional Subsidiary Pledgor addressed to the Bank in form and substance satisfactory to the Bank with respect to such Additional Subsidiary Pledgor and the subsidiary pledge agreement, and such other matters as the Bank shall request; and

          (xv) such other documents, instruments, certificates, opinions and other information as the Bank shall reasonably request.

          (b) In addition to the other limitations contained in this Agreement, the Borrower will not permit any Material Subsidiary which has not signed a subsidiary guaranty at that time to be or become liable in respect of any other Guarantee after the date hereof; provided, however, that such Material Subsidiary may execute and deliver such Guarantee so long as the Borrower shall contemporaneously therewith cause such Material Subsidiary and the Additional Subsidiary Pledgor to execute and deliver, and such Material Subsidiary shall execute and deliver and the Additional Subsidiary Pledgor shall execute and deliver, as applicable, to the Bank, a subsidiary guarantee, a subsidiary security agreement and a subsidiary pledge agreement together with all other documents, agreement, certificates and opinions in compliance with the terms and provisions of this Section 6.23. It being the intent of this Section 6.23(b) that at all times the Borrower shall cause all Subsidiaries which have executed and delivered Guarantees to holders of Debt of the Borrower and/or any other Material Subsidiary to have executed and delivered all of the documentation in accordance with and pursuant to the provisions of this Section 6.23.

          (c) The Borrower shall pay on demand all reasonable out-of-pocket fees and expenses of the Bank, including without limitation the reasonable fees and expenses of counsel to the Bank, incurred in connection with the execution and delivery of the subsidiary pledge agreements, the subsidiary security agreements, the subsidiary guaranties and the related documents, agreements, certificates and opinions described in this
Section 6.23.

     Section 6.24. Transactions with Affiliates. The Borrower will not and will not permit any Subsidiary to enter into directly or indirectly any transaction or material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Borrower or another Subsidiary), except in the ordinary course of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate.

     Section 6.25. Further Assurances. The Borrower shall make, execute and deliver, and cause each of its Subsidiaries to make, execute and deliver, all such additional and further acts, things, deeds and instruments as the Bank may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and ensure the Bank its rights under this Agreement and the other Loan Documents.

     Section 6.26. Independence of Covenants. All covenants contained herein shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or condition exists.

                                   ARTICLE VII
                                    DEFAULTS

     Section 7.01. Events of Default. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

     (a) the Borrower shall fail to pay, within five (5) days after the date when due, any principal, interest, fee (including the Unused Commitment Fee) or any other amount payable hereunder or under the Notes;

     (b) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement, except those covenants or agreements which address the events covered by clause (a) above, or which are contained in Sections 6.01(a) to and including 6.01(e), or in Section 6.06, 6.07, 6.19, 6.20,
6.25 or 6.26;

     (c) the Borrower shall fail to observe or perform any covenant or agreement contained in Sections 6.01(a) to and including 6.01(e), or in Section 6.06, 6.07, 6.19, 6.20, 6.25 or 6.26, and such failure shall continue unremedied for a period of fifteen (15) days;

     (d) any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed to be made;

     (e) the Borrower or any Subsidiary shall fail to make any payment or perform any collateralization obligation in respect of any Material Financial Obligations when due which remains uncured or unwaived following the expiration of any applicable cure period;

     (f) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt of the Borrower or any Subsidiary or enables the holder of such Material Debt or any Person acting on such holder's behalf to accelerate the maturity thereof;

     (g) the Borrower or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

     (h) an involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

     (i) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $250,000 which it shall have become liable to pay under Title IV of ERISA or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or default, within the meaning of Section 4219(c)(5) of ERISA, with respect to one or more Multiemployer Plans which could reasonably be expected to cause one or more members of the ERISA Group to incur a current payment obligation in excess of $250,000;

     (j) one or more final judgments or orders for the payment of money in excess of $250,000 in the aggregate which are not adequately insured against shall be rendered against the Borrower or any Subsidiary of the Borrower and such judgments or orders shall continue unbonded, unsatisfied and unstayed for a period of 30 days;

     (k)  a Change of Control shall have occurred;

     (l) the occurrence of any default or event of default under the Note Agreement or under any of the documents executed in connection with the Facility Debt, in each case which remains uncured or unwaived following the expiration of any applicable cure period;

     (m) the occurrence of any default or event of default under any Loan Document (other than this Agreement) which remains uncured or unwaived following the expiration of any applicable cure period; or

     (n) Any material provision of this Agreement or any other Loan Document shall for any reason cease to be valid and binding on the Borrower or any Subsidiary party thereto or any such Person shall so state in writing, in each case other than in accordance with the express terms hereof or thereof;

then, and in every such event, while such event is continuing, the Bank may (i) by notice to the Borrower terminate the Revolving Commitment and it shall thereupon terminate, and (ii) by notice to the Borrower declare the Revolving Credit Loan Obligations and the Real Estate Term Loan Obligations (together with accrued interest thereon) to be, and the Revolving Credit Loan Obligations and the Real Estate Term Loan Obligations shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind (except as set forth in clause (i) above), all of which are hereby waived by the Borrower, provided that in the case of any Default or any Event of Default specified in Section 7.01(g) or (h) above with respect to the Borrower, without any notice to the Borrower or any other act by the Bank, the commitment to make Revolving Loans and Real Estate Term Loans 1, 2, 3 & 4 shall thereupon automatically and immediately terminate and the Revolving Credit Loan Obligations and the Real Estate Term Loan Obligations (together with accrued interest and accrued and unpaid fees thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of any Event of Default, the Bank is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set off and to appropriate and apply any and all deposits and any other indebtedness at any time held or owing by the Bank to or for the credit or the account of the Borrower against obligations and liabilities of the Borrower to the Bank hereunder, under the Notes, or the other Loan Documents.

                                  ARTICLE VIII
                             CHANGE IN CIRCUMSTANCES

     Section 8.01. Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall make it unlawful or impossible for the Bank to make, maintain or fund Loans and the Bank shall so notify the Borrower, until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist, each Loan then outstanding which bears interest at LIBOR shall be converted immediately to a Base Rate Loan and all new Loans shall be Base Rate Loans.

Section 8.02. Base Rate Loans Substituted for Affected LIBOR Loans. Upon the occurrence of any event or condition set forth in Section 8.01, each Loan then outstanding which bears interest at LIBOR shall be converted immediately to a Base Rate Loan and all new Loans shall be Base Rate Loans. If the Bank notifies the Borrower that the circumstances giving rise to such change in interest rate no longer apply, the principal amount of each such Base Rate Loan shall cease immediately to constitute a Base Rate Loan and shall thereafter bear interest in accordance with Section 2.05.

                                   ARTICLE IX
                                  MISCELLANEOUS

     Section 9.01. Notices. Unless otherwise specified herein, all notices, requests and other communications to a party hereunder shall be in writing (including facsimile transmission) and shall be given to such party: (a) at its address or facsimile number set forth on the signature pages hereof, or (b) at such other address or facsimile number as such party may hereafter specify for the purpose of communication hereunder by notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails, certified mail, return receipt requested, with appropriate first-class postage prepaid, addressed as specified in this Section, or (iii) if given by any other means, when delivered at the address specified in this Section 9.01. Rejection or refusal to accept or the inability to deliver because of a changed address of which no notice was given shall not affect the validity of notice given in accordance with this Section.

     Section 9.02. Expenses; Indemnity. The Borrower will (a) pay all out-of-pocket expenses of the Bank in connection with (i) the preparation, execution and delivery of this Agreement and each other Loan Document, whenever the same shall be executed and delivered, including without limitation all out-of-pocket administrative and due diligence expenses and reasonable fees and disbursements of counsel for the Bank and (ii) the preparation, execution and delivery of any waiver, amendment or consent by the Bank relating to this Agreement or any other Loan Document, including without limitation reasonable fees and disbursements of counsel for the Bank, (b) pay all reasonable out-of-pocket expenses of the Bank incurred in connection with the administration and enforcement of any rights and remedies of the Bank under this Agreement or any of the other Loan Documents and the collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom, including consulting with appraisers, accountants, engineers, attorneys and other Persons concerning the nature, scope or value of any right or remedy of the Bank hereunder or under any other Loan Document or any factual matters in connection therewith, which expenses shall include without limitation the reasonable fees and disbursements of such Persons, and (c) defend, indemnify and hold harmless the Bank, and its parent, subsidiaries, affiliates, employees, agents, officers, directors, agents and attorneys from and against any losses, penalties, fines, liabilities, settlements, damages, costs and expenses, suffered by any such Person in connection with any claim, investigation, litigation or other proceeding (whether or not the Bank is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with this Agreement, any other Loan Document or the Loans, including without limitation reasonable attorney's and consultant's fees, except to the extent that any of the foregoing directly result solely from the gross negligence or willful misconduct of the party seeking indemnification therefor.

     Section 9.03. No Waivers. No failure by either party to exercise, no course of dealing with respect to, and no delay in exercising any right, power or privilege hereunder or under the Notes shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 9.04. Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Bank.

     Section 9.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights or delegate any of its duties under this Agreement without the prior written consent of the Bank, except as may be permitted pursuant to Section 6.14 hereof. The Bank shall have the right to assign or otherwise transfer any of its rights or interests in this Agreement or the other Loan Documents, in whole or in part, at any time; provided that if no Default or Event of Default shall have occurred, the Bank shall not assign or otherwise transfer any rights or interests without the consent of the Borrower, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the immediately preceding sentence, the Bank shall have the right, without the consent of the Borrower, to (i) assign or otherwise transfer any of its rights or interests in this Agreement or any of the Loan Documents, in whole or in part, to any affiliate of the Bank, (ii) to grant one or more participations or similar interests in this Agreement or any of the Loan Documents to any Person and/or (iii) to pledge or assign any of its rights or interests in this Agreement or any of the Loan Documents, in whole or in part, to any Federal Reserve Bank.

     Section 9.06. Governing Law. This Agreement and the Notes shall be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia.

     Section 9.07.  Arbitration; Submission to Jurisdiction.

     (a) Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any claim or controversy arising out of or relating to the Loan Documents between the parties hereto (a "Dispute") shall be resolved by binding arbitration conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA") and the Federal Arbitration Act. Disputes may include, without limitation, tort claims, counterclaims, disputes as to whether a matter is subject to arbitration, claims brought as class actions, or claims arising from documents executed in the future. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to swap agreements.

     (b) All arbitration hearings shall be conducted in the City of Richmond, Virginia. A hearing shall begin within 90 days of demand for arbitration and all hearings shall be concluded within 120 days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of 60 days. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The parties do not waive applicable federal or state substantive law except as provided herein.

     (c) Notwithstanding the preceding binding arbitration provisions, the parties agree to preserve, without diminution, certain remedies that any party may exercise before or after an arbitration proceeding is brought. The parties shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale or under applicable law by judicial foreclosure, including a proceeding to confirm the sale; (ii) all rights of self-help, including peaceful occupation of real property and collection of rents, setoff and peaceful possession of personal property; and (iii) obtaining provisional or ancillary remedies, including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding. Any claim or controversy with regard to the parties' entitlement to such remedies is a Dispute.

     (d) Each party agrees that it shall not have a remedy of punitive or exemplary damages against the other in any Dispute and hereby waives any right or claim to punitive or exemplary damages it may have now or which may arise in the future in connection with any Dispute, whether the Dispute is resolved by arbitration or judicially.

     (e) TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY DISPUTE.

     Section 9.08. Obligations Joint and Several. Each and every obligation of the Borrower contained in this Agreement or in any other Loan Document executed by the Borrower shall be the joint and several obligations of each of TREX Company, LLC and Trex Company, Inc.

     Section 9.09. Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Each of this Agreement, the Notes and the other Loan Documents shall be deemed to incorporate the other of said documents by reference and all of said documents shall constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon receipt by the Bank of counterparts hereof signed by each of the parties hereto.

     Section 9.10. Confidentiality. The Bank agrees to hold all nonpublic information obtained pursuant to the requirements of this Agreement in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices, provided that nothing herein shall prevent the Bank from disclosing such information (a) to any other Person if reasonably incidental to the administration of the Loans, (b) upon the order of any court or administrative agency, (c) upon the request or demand of any regulatory agency or authority, (d) which had been publicly disclosed other than as a result of a disclosure by the Bank prohibited by this Agreement, (e) in connection with any litigation to which the Bank or its affiliates, subsidiaries or parent may be a party, (f) to the extent necessary in connection with the exercise of any remedy hereunder and (g) to the Bank's legal counsel and independent auditors.

     Section 9.11. Severability; Modification. If any provision hereof is invalid or unenforceable in any jurisdictions, then, to the fullest extent permitted by law, (a) the other provisions hereof shall remain in full force and effect in such jurisdiction; and (b) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provisions in any other jurisdiction.

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                            TREX COMPANY, LLC

160 Exeter Drive
Winchester, VA  22603-8605
Facsimile: (540) 542-6889
                                            By: /s/ Anthony J. Cavanna
                                                --------------------------
                                            Name: Anthony J. Cavanna
                                            Title: Executive Vice President and
                                                     Chief Financial Officer



                                            TREX COMPANY, INC.

160 Exeter Drive
Winchester, VA  22603-8605
Facsimile:  (540) 542-6889
                                            By: /s/ Anthony J. Cavanna
                                                --------------------------
                                            Name: Anthony J. Cavanna
                                            Title: Executive Vice President and
                                                     Chief Financial Officer



                                            BRANCH BANKING AND TRUST COMPANY
                                            OF VIRGINIA

115 North Cameron Street
Winchester, VA  22601
Facsimile: (540) 665-4210
Attention:  David Chandler

                                            By: /s/ David A. Chandler
                                                --------------------------
and                                         Name: David A. Chandler
                                            Title: Senior Vice President

110 South Stratford Road
Suite 301
Winston-Salem, NC  27104
Facsimile:  (336) 733-3254
Attention:  Cory Boyte

                              DEFINITIONS APPENDIX

     The definitions set forth in this Definitions Appendix are incorporated by reference into Section 1.01 of the Credit Agreement dated as of June 19, 2002 among TREX Company, LLC, Trex Company, Inc. and Branch Banking and Trust Company of Virginia (as the same may be amended, modified or supplemented from time to time, the "Credit Agreement"). References in this Definitions Appendix to "this Agreement," "herein," "hereof," "hereunder" and to any Article or Section shall be interpreted to mean the Credit Agreement and the referenced Article or Section, including this Definitions Appendix.

                                   DEFINITIONS

     "Accounts" means all "accounts" (as defined in the UCC) now owned or hereafter acquired or arising by the Borrower, including any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance.

     "Acquisition," by any Person (herein called the "Acquiror"), means any transaction involving the purchase, lease or other acquisition by such Acquiror of (a) all or a material portion of the assets of another Person or (b) all of the capital stock of another Person which would become an Affiliate of the Acquiror as a result thereof.

     "Additional Subsidiary Pledgor" has the meaning set forth in Section 6.23.

     "Affiliate" means (a) any Person that directly, or indirectly through one or more intermediaries, controls the Borrower (a "Controlling Person") or (b) any Person (other than the Borrower or a Subsidiary) which is controlled by or is under common control with a Controlling Person. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Agreement" means this Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

     "Applicable Revolving Loan Margin" means (i) 3.00% for the period from the Closing Date through and including the first day of the month following receipt by the Bank of the consolidated financial statements described in Section 6.01(b) for the period ending June 30, 2002 and (ii) thereafter shall be determined by reference to the Total Consolidated Debt to Consolidated EBITDA Ratio in accordance with the following table:

         Total Consolidated Debt to                    Applicable Revolving
         Consolidated EBITDA Ratio                     Loan Margin

             Equal to or higher than 3.0 to 1               3.25%

             Equal to or higher than 2.5 to 1               3.00%
          but lower than 3.0 to 1

          Equal to or higher than 2.0 to 1                   2.75%
          but lower than 2.5 to 1

          Equal to or higher than 1.5 to 1                   2.25%
          but lower than 2.0 to 1

          Equal to or higher than 1.0 to 1                   1.75%
          but lower than 1.5 to 1

          Lower than 1.0 to 1                                1.50%

Except during the initial period described in clause (i) above, the Applicable Revolving Loan Margin will be automatically adjusted as of the first day of the month following receipt by the Bank of consolidated financial statements of the Borrower and its Consolidated Subsidiaries pursuant to Section 6.01(a) or
Section 6.01(b) demonstrating to the Bank's reasonable satisfaction that there has been a change in the Total Debt to EBITDA Ratio which would cause a change in the Applicable Revolving Loan Margin in accordance with the preceding table. Any such change shall apply to the Revolving Loans outstanding on such effective date or made on or after such effective date. At all times after and during the continuance of a Default with respect to the Borrower's obligations under
Section 6.01(a) or Section 6.01(b) until the delivery of the applicable financial statements required pursuant thereto, the Applicable Revolving Loan Margin shall be 3.25%.

     "Applicable Real Estate Term Loan Margin" means (i) 3.25% for the period from the Closing Date through and including the first day of the month following receipt by the Bank of the consolidated financial statements described in
Section 6.01(b) for the period ending June 30, 2002 and (ii) thereafter shall be determined by reference to the Total Consolidated Debt to Consolidated EBITDA Ratio in accordance with the following table:

          Total Consolidated Debt to                   Applicable Real Estate
          Consolidated EBITDA Ratio                    Term Loan Margin

          Equal to or higher than 3.0 to 1                   3.50%

          Equal to or higher than 2.5 to 1                   3.25%
          but lower than 3.0 to 1

          Equal to or higher than 2.0 to 1                   3.00%
          but lower than 2.5 to 1

          Equal to or higher than 1.5 to 1                   2.50%
          but lower than 2.0 to 1

          Equal to or higher than 1.0 to 1                   2.00%
          but lower than 1.5 to 1

          Lower than 1.0 to 1                                1.75%

Except during the initial period described in clause (i) above, the Applicable Real Estate Term Loan Margin will be automatically adjusted as of the first day of the month following receipt by the Bank of consolidated financial statements of the Borrower and its Consolidated Subsidiaries pursuant to Section 6.01(a) or
Section 6.01(b) demonstrating to the Bank's reasonable satisfaction that there has been a change in the Total Debt to EBITDA Ratio which would cause a change in the Applicable Real Estate Term Loan Margin in accordance with the preceding table. Any such change shall apply to Real Estate Term Loans 1, 2, 3 & 4 outstanding on such effective date. At all times after and during the continuance of a Default with respect to the Borrower's obligations under
Section 6.01(a) or Section 6.01(b) until the delivery of the applicable financial statements required pursuant thereto, the Applicable Real Estate Term Loan Margin shall be 3.50%.

     "Bank" means Branch Banking and Trust Company of Virginia, a Virginia banking corporation, and its successors and assigns.

     "Base Rate" means, for any day, the Prime Rate for such day plus 1%.

     "Base Rate Loan" means a Loan which bears interest at the Base Rate.

     "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

     "Borrower" means TREX Company, LLC, a Delaware limited liability company, Trex Company, Inc., a Delaware corporation and their successors.

     "Borrowing Base" has the meaning set forth in Section 2.01(c).

     "Borrowing Base Certificate" means a certificate of the Borrower substantially in the form of Exhibit B attached hereto and executed by the chief financial officer of the Borrower that contains a computation of the Borrowing Base and such other information as the Bank shall require.

     "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the Commonwealth of Virginia or the State of North Carolina are authorized by law to close.

     "Capital Lease" means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

     "Capital Stock" for purposes of Section 6.16 means, with respect to any Person, any and all shares, interests, participations and other equivalents (howsoever designated and whether or not voting) in equity of such Person, including, without limitation, all common stock and preferred stock.

     "Cash Equivalents" means (a) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States of any agency thereof, (b) prime commercial paper (rated A1 or better by Standard & Poor's Rating Group or P1 or better by Moody's Investors Service, Inc.) with maturities of ninety (90) days or less, or (c) time deposits with, including certificates of deposit issued by, any office located in the United States of any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $250,000,000, provided in each case that such investment matures within one year from the date of acquisition thereof by the Borrower.

     "Change of Control" shall be deemed to have occurred if any "person" (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the Closing Date) or persons constituting a Group, other than any one or more of the Management Stockholders, becomes the "beneficial owner" (as such term is used in Rule 13d-3 under the Exchange Act as in effect on the Closing Date), directly or indirectly, of more than 50% of the total voting power of all classes then outstanding of the Voting Stock of Trex Company, Inc.

     "Closing Date" means the date, not later than June 30, 2002, on which the Bank determines that the conditions specified in or pursuant to Section 4.01 have been satisfied.

     "Collateral" means, collectively, the Winchester Property, as more particularly described in the Deed of Trust, the collateral described in the Security Agreement, and the collateral described in each of the additional security agreements and the additional pledge agreements executed and delivered pursuant to Section 6.23.

     "Collateral Agent" means Branch Banking and Trust Company of Virginia, a Virginia banking corporation, in its capacity as collateral agent under the Security Agreement and the Intercreditor Agreement, and any successor.

     "Commercial Letter of Credit Application" has the meaning set forth in
Section 2.01(d)(1)(a).

     "Compliance Certificate" means a certificate of the Borrower substantially in the form of Exhibit C attached hereto and executed by the chief financial officer of the Borrower that (i) contains a computation of each of the financial ratios and other covenants contained in Sections 6.09 to and including 6.13 as of the end of the period described therein, (ii) certifies that no Default or Event of Default has occurred as of the end of such period and (iii) that contains such additional information as the Bank shall require.

     "Consolidated EBITDA" means, as of the date of determination, the net income (excluding extraordinary gains and extraordinary non-cash losses) plus interest, taxes, depreciation and amortization of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis as of such date.

     "Consolidated Net Income" means, for any period, the net income (or loss) of the Borrower and its Consolidated Subsidiaries (excluding extraordinary gains and extraordinary non-cash losses as determined in accordance with GAAP) for such period, as set forth in the financial statements required to be delivered pursuant to Section 6.01(a) or Section 6.01(b) for such period.

     "Consolidated Subsidiary" means with respect to any Person at any date any Subsidiary of such Person or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.

     "Consolidated Tangible Net Worth" means, as of the date of determination, stockholders' equity of the Borrower and its Subsidiaries less goodwill and less all other items properly classified as "intangible assets" in accordance with GAAP.

     "Debt" of any Person means, at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (d) all obligations of such Person as lessee under Capital Leases;
(e) all obligations of such Person under (i) a synthetic, off-balance sheet or tax retention lease or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy or such Person, would be characterized as the Debt of such Person (without regard to accounting treatment), (f) all obligations of such Person to purchase securities or other property which arise out of or in connection with the sale of the same or substantially similar securities or property, (g) all obligations, contingent or otherwise, of such Person to reimburse any bank or other person in respect of amounts paid under a letter of credit, bankers' acceptance or similar instrument, (h) all obligations of others secured by a Lien on any asset of such Person, whether or not such obligation is assumed by such Person, (i) all net obligations of any such Person pursuant to Derivatives Obligations which are required to be disclosed as liabilities in accordance with GAAP, and (j) all obligations of others Guaranteed by such Person; provided, however, that Debt shall not include Guarantees of obligations of TREX Company, LLC or Trex Company, Inc.

     "Deed of Trust" means the Credit Line Deed of Trust, dated as of the Closing Date, substantially in the form of Exhibit J hereto, between TREX Company, LLC and the trustee named therein and describing the Winchester Property, that secures the Real Estate Term Loan Obligations, as it may be amended, restated, supplemented or otherwise modified from time to time.

     "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

     "Default Rate" has the meaning set forth in Section 2.05(c).

     "DENPLAX Agreement" means the Addenda to Business Agreement and Shareholder Contract dated April 26, 2000 between Empresa de Gestion Medioambiental, S.A., Trex Company, Inc., Sorema, S.A., RIH Recycling Industries Holding, S.A., and DENPLAX, S.A.

     "Derivatives Obligations" of any Person means all obligations of such Person in respect of any interest rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

     "Disqualified Stock" means any capital stock of Trex Company, Inc. that, by its terms (or by the terms of any security into which it is convertible at the option of the holder thereof or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, (a) is mandatorily redeemable or is redeemable at the option of the holder thereof for cash prior to the Revolving Credit Termination Date, or (b) requires the payment of dividends in cash or other periodic cash payments with respect thereto prior to the Revolving Credit Termination Date.

     "Dollars" and the sign "$" means lawful money of the United States of America.

     "Domestic Subsidiary" means a Subsidiary or Affiliate (excluding TREX Company, LLC) that is a corporation, limited liability company, partnership or other legal entity or joint venture organized or formed under the laws of any state of the United States of America or the District of Columbia.

     "Effective Date" means the date of this Agreement.

     "Eligible Account" has the meaning set forth in Section 2.01(c).

     "Eligible Inventory" has the meaning set forth in Section 2.01(c).

     "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the cleanup or other remediation thereof.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

     "ERISA Group" means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

     "Event of Default" has the meaning set forth in Section 7.01.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

     "Existing Letter of Credit" means that certain irrevocable standby letter of credit issued on May 6, 2002 for the benefit of Treasurer, County of Frederick in the face amount of $108,756 with an expiry date of August 14, 2002.

     "Facility Debt" means Debt of the Borrower and/or its Subsidiaries that (a) bears interest at a fixed rate, (b) has no principal payments due on or prior to the Revolving Credit Termination Date and (c) has its stated maturity after the Revolving Credit Termination Date.

     "First Union Loan Agreement" means the Amended and Restated Credit Agreement dated as of September 30, 2001 by and between the Borrower and First Union National Bank.

     "Fixed Asset Proceeds" has the meaning set forth in Section 6.14(b)(ii)(B).

     "Fixed Charge Coverage Ratio" means, for the four-quarter period ending on the date of measurement, the ratio of (i) the sum of Consolidated EBITDA for such four-quarter period plus the consolidated operating lease expense of the Borrower and its Subsidiaries for such four-quarter period minus cash taxes for such four-quarter period minus Maintenance Capital Expenditures for such four-quarter period minus cash dividends and redemptions or purchases of Capital Stock of Trex Company, Inc. for cash for such four-quarter period made pursuant to Section 6.16(h), to (ii) the sum of current maturities of long-term debt of the Borrower and its Consolidated Subsidiaries for such four-quarter period, consolidated interest expense of the Borrower and its Consolidated Subsidiaries for such four-quarter period, and consolidated operating lease expense of the Borrower and its Subsidiaries for such four-quarter period; provided that any principal payments due to Wachovia Bank, National Association (formerly known as First Union National Bank) on Term Loan A (as defined in the First Union Loan Agreement) due on each of March 1, 2002, April 1, 2002, May 1, 2002, June 1, 2002 or July 1, 2002 shall be excluded from current maturities of long-term debt of the Borrower and its Consolidated Subsidiaries.

     "Foreign Subsidiary" or "Foreign Joint Venture" means a Subsidiary or Affiliate that is not a Domestic Subsidiary.

     "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

     "Governmental Account" has the meaning set forth in Section 2.01(c).

     "Governmental Approvals" means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

     "Governmental Authority" means any nation, province, state or political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

     "Group" means any group of "persons" (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the Closing Date) constituting a "group" for the purposes of section 13(d) of the Exchange Act, or any successor provision.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term "Guarantee" shall not include (a) endorsements for collection or deposit in the ordinary course of business or (b) the DENPLAX Agreement. The term "Guarantee" used as a verb has a corresponding meaning.

     "Hazardous Substances" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

     "Intercreditor Agreement" means the Intercreditor and Collateral Agency Agreement dated as of June 19, 2002, by and among the Collateral Agent, the Bank, and the noteholders party thereto, as it may be amended, as amended, restated, supplemented or otherwise modified from time to time.

     "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

     "Inventory" means all "inventory" (as defined in the UCC) now owned or hereafter acquired by the Borrower, including all goods and merchandise, wherever located, to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials and supplies of any kind, nature or description which are used or consumed in the Borrower's business or used in connection with the packing, shipping, advertising, selling or finishing of such goods or merchandise.

     "Inventory Sublimit" means (a) $10,000,000 during the period from May 1, 2002 to and including September 30, 2002, (b) $12,000,000 during the period from May 1, 2003 to and including September 30, 2003, (c) $14,000,000 during the period from May 1, 2004 to and including September 30, 2005 and (e) during any period of time not covered by clauses (a) to and including (d) above, the Revolving Commitment.

     "Investment" means as to any Person any direct or indirect purchase or other acquisition by such Person of stock or other securities of any other Person, or any direct or indirect loan, advance (other than advances to employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by such Person to any other Person, including all debt and accounts receivable from such other Person which are not current assets or did not arise from sales to such other Person in the ordinary course of business.

     "ISDA Master Agreement" means that certain agreement between the Borrower and Branch Banking and Trust Company dated as of June 19, 2002, and all amendments thereto and transactions thereunder.

     "Item" means any "item" as defined in Section 4-104 of the UCC and shall also mean and include checks, drafts, money orders or other media of payment.

     "Letter of Credit" has the meaning set forth in Section 2.01(d).

     "Letter of Credit Applications" means a Commercial Letter of Credit Application or a Standby Letter of Credit Application.

     "Letter of Credit Obligations" means, at any time, an amount equal to the sum of (i) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit, and (ii) the aggregate amount of drawings under Letters of Credit which have not been reimbursed pursuant to Section 2.01(d)(3).

     "LIBOR" means, for any day, the rate of interest (rounded upwards, if necessary to the nearest 1/100 of 1%) reported on Telerate page 3750 (or any successor page) as the one-month London interbank offered rate for deposits in U.S. dollars at approximately 11:00 a.m., London time (or, if not so reported, then as determined by the Bank from another recognized source of interbank quotation), on the first day of the calendar month in which such day occurs (or, if such day is not a Business Day, on the preceding Business Day), as adjusted from time to time in the Bank's sole discretion (for its customers with loans bearing interest based on LIBOR generally) for then applicable reserve requirements, deposit insurance assessments and other regulatory costs.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

     "Loan Documents" means this Agreement, the Notes, the Deed of Trust, the Security Agreement, all related financing statements, the Letter of Credit Applications, the ISDA Master Agreement, the Intercreditor Agreement, the Services Agreement, each subsidiary security agreement, each subsidiary guaranty and each subsidiary pledge agreement executed and delivered pursuant to Section
6.23 hereof, and each other document, instrument or agreement executed and delivered by the Borrower, its Subsidiaries or their counsel in connection with this Agreement or otherwise referred to herein or contemplated hereby, all as amended, restated, supplemented or otherwise modified from time to time.

     "Loans" means the Revolving Loans, and Real Estate Term Loans 1, 2, 3 & 4 made or existing pursuant to Section 2.01 and Section 2.02.

     "Maintenance Capital Expenditures" means, as of the date of determination, actual capital expenditures of the Borrower and its Consolidated Subsidiaries for the purpose of maintaining existing assets.

     "Management Stockholder Affiliates" mean, at any time, and with respect to any Person who is a Management Stockholder, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common control with, such Management Stockholder. As used in this definition, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Management Stockholders" means Robert G. Matheny, Anthony J. Cavanna, Andrew W. Ferrari, Roger A. Wittenberg, Harold F. Monahan, Paul D. Fletcher, Joseph L. Bradford, William R. Gupp and David W. Jordan, and their respective Management Stockholder Affiliates.

     "Material Adverse Effect" means (a) any material adverse effect upon the condition (financial or otherwise), results of operations, properties, assets, business or prospects of the Borrower or of the Borrower and its Consolidated Subsidiaries, taken as a whole; (b) a material adverse effect on the ability of the Borrower to consummate the transactions contemplated hereby to occur on the Closing Date; (c) a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement or any of the other Loan Documents; or (d) a material adverse effect on the rights and remedies of the Bank under this Agreement or any of the other Loan Documents.

     "Material Contract" means (a) any contract or other agreement, written or oral, of the Borrower or any of its Subsidiaries involving monetary liability of or to any such Person in an amount in excess of $250,000, or (b) any other contract or agreement, written or oral, of the Borrower or any of its Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

     "Material Debt" means Debt (other than the Notes) of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal or face amount exceeding $250,000.

     "Material Financial Obligations" means a principal or face amount of Debt (other than the Notes) and/or payment obligations in respect of Derivatives Obligations of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate $250,000.

     "Material Plan" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $25,000.

     "Material Subsidiary" means collectively each Domestic Subsidiary that is a member of the Material Subsidiary Group.

     "Material Subsidiary Group" as of any date means either (i) the smallest number of Domestic Subsidiaries that account for (or in the case of a recently formed or acquired Domestic Subsidiary would so account for on a pro forma historical basis), when combined with the Borrower, at least 90% of Consolidated EBITDA for either of the two most recently ended fiscal years of the Borrower, or (ii) the smallest number of Domestic Subsidiaries that account for (or in the case of a recently formed or acquired Domestic Subsidiary would so account for on a pro forma historical basis), when combined with the Borrower, at least 90% of Consolidated Tangible Net Worth for either of the two most recently ended fiscal years of the Borrower; provided that any Domestic Subsidiary that accounts for (or in the case of a recently formed or acquired Domestic Subsidiary would so account for on a pro forma historical basis) 7 1/2% of either Consolidated EBITDA for either of the two most recently ended fiscal years of the Borrower or Consolidated Tangible Net Worth for either of the past two most recently ended fiscal years of the Borrower, shall be included in the Material Subsidiary Group.

     "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five-year period.

     "Net Proceeds" means (i) with respect to any borrowed money Debt, the aggregate cash proceeds received by the Borrower or any of its Subsidiaries in connection with the incurrence of such borrowed money Debt, after deducting therefrom all reasonable and customary costs and expenses incurred by the Borrower or such Subsidiary directly in connection with the incurrence of such borrowed money Debt; provided, however, that (1) the proceeds of the Note Agreement and (2) the proceeds of borrowed money Debt permitted under Section
6.08 shall not be Net Proceeds; and (ii) with respect to any stock issued by the Borrower or any of its Subsidiaries, the seventy-five percent (75%) of the aggregate cash proceeds received by the Borrower or any of its Subsidiaries in connection with the private or public issuance of any such stock, after deducting therefrom all reasonable and customary costs and expenses incurred by the Borrower or such Subsidiary directly in connection with the issuance of such stock; provided, however, that the proceeds of common capital stock or options to purchase common capital stock issued by Trex Company, Inc. pursuant to its employee stock purchase plan or stock option and incentive plan shall not be Net Proceeds.

     "Nevada Deed of Trust" has the meaning set forth in Section 6.07(a).

     "Nevada Real Estate" has the meaning set forth in Section 6.07(a).

     "Note Agreement" means the Note Purchase Agreement dated as of June 19, 2002 by and between the Borrower and the noteholders party thereto relating to the Borrower's $40,000,000 8.32% senior secured notes due June 19, 2009, as it may be amended, restated, supplemented or otherwise modified from time to time.

     "Notes" means the Revolving Note, Real Estate Term Loan 1 Note, Real Estate Term Loan 2 Note, Real Estate Term Loan 3 Note and Real Estate Term Loan 4 Note.

     "Notice of Borrowing" has the meaning set forth in Section 2.02(a).

     "Operating Account" means the demand deposit account maintained with the Bank by the Borrower on which the Borrower draws checks to pay its operating expenses, which account is linked to the cash management services provided by the Bank to the Borrower pursuant to the Services Agreement.

     "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     "Permitted Liens" has the meaning set forth in Section 6.07.

     "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Personal Property Casualty Loss Proceeds" means any insurance, condemnation or other proceeds resulting from the damage, destruction, or other loss of furniture, fixtures, equipment or other fixed assets of the Borrower or any Subsidiary (but specifically excluding the real property and the improvements thereon encumbered by the Deed of Trust or the Nevada Deed of Trust); provided, however, that the term "Personal Property Casualty Loss Proceeds" shall not include any proceeds of less than $1,000,000 in the aggregate in any fiscal year of the Borrower that the Borrower or any Subsidiary receives prior to the occurrence of a Default or Event of Default if such proceeds are used by the Borrower or the applicable Subsidiary to acquire replacement fixed assets or to repair the damaged, destroyed or otherwise lost fixed asset within 210 days of the occurrence of such damage, destruction or other loss.

     "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which as at such time a member of the ERISA Group.

     "Prime Rate" means the rate announced by the Bank from time to time, as its Prime Rate, as such rate may change from time to time with changes to occur on the date the Bank's Prime Rate changes. The Bank's Prime Rate is one of several interest rate bases used by the Bank. The Bank lends at rates above and below the Bank's Prime Rate, and the Borrower acknowledges that the Bank's Prime Rate is not represented or intended to be the lowest or most favorable rate of interest offered by the Bank.

     "Proceeds" means all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of or other realization upon or payment for the use of, Collateral, including (without limitation) all claims of the Borrower against third parties for loss of, damage to or destruction of or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any Collateral, and any condemnation or requisition payments with respect to any Collateral, in each case whether now existing or hereafter arising.

     "Pro Forma Total Consolidated Debt to Consolidated EBITDA Ratio" means, as of the date of determination, the pro forma ratio of (i) the total of all Debt of the Borrower, its Subsidiaries and the Person being acquired outstanding on such date, after eliminating all offsetting debits and credits between the Borrower and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Borrower and its Subsidiaries in accordance with GAAP to (ii) Consolidated EBITDA (excluding the Person being acquired) as of such date.

     "Quarterly Date" means the first Business Day of each January, April, July and October.

     "Real Estate Term Loan Collateral" means, collectively, all of the collateral described in the Deed of Trust and any additional collateral described in any additional security agreements or pledge agreements that secure the Real Estate Term Loan Obligations.

     "Real Estate Term Loan Obligations" means:

          (i) all principal of and interest (including, without limitation, any interest which accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Borrower, whether or not allowed or allowable as a claim in any such proceeding) on Real Estate Term Loans 1, 2, 3 & 4, fees payable or reimbursement obligations under, Real Estate Term Loan 1, Real Estate Term Loan 2, Real Estate Term Loan 3, or Real Estate Term Loan 4;

          (ii) all other amounts now or hereafter payable by the Borrower and all other obligations or liabilities now existing or hereafter arising or incurred (including, without limitation, any amounts which accrue after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Borrower, whether or not allowed or allowable as a claim in any such proceeding) on the part of the Borrower pursuant to Real Estate Term Loan 1, Real Estate Term Loan 2, Real Estate Term Loan 3, or Real Estate Term Loan 4;

          (iii) all Derivatives Obligations (including, without limitation, all amounts payable with respect to the ISDA Master Agreement and any amounts which accrue after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Borrower, whether or not allowed or allowable as a claim in any such proceeding) of the Borrower to Branch Banking and Trust Company;

          (iv) all other indebtedness, obligations and liabilities of the Borrower to the Bank or Branch Banking and Trust Company, now existing or hereafter arising or incurred, whether or not evidenced by notes or other instruments, and whether such indebtedness, obligations and liabilities are direct or indirect, fixed or contingent, liquidated or unliquidated, due or to become due, secured or unsecured, joint, several or joint and several, but excluding the Revolving Credit Loan Obligations; and

          (v) all renewals, modifications, consolidations or extensions of or to each of the obligations described in clauses (i) to and including (iv) above.

     "Real Estate Term Loan 1" has the meaning set forth in Section 2.01(a).

     "Real Estate Term Loan 2" has the meaning set forth in Section 2.01(a).

     "Real Estate Term Loan 3" has the meaning set forth in Section 2.01(a).

     "Real Estate Term Loan 4" has the meaning set forth in Section 2.01(a).

     "Real Estate Term Loan 1 Note" means a promissory note of the Borrower, dated as of the Closing Date, substantially in the form of Exhibit D hereto, evidencing the obligation of the Borrower to repay Real Estate Term Loan 1, as it may be amended, restated, supplemented or otherwise modified from time to time.

     "Real Estate Term Loan 2 Note" means a promissory note of the Borrower, dated as of the Closing Date, substantially in the form of Exhibit E hereto, evidencing the obligation of the Borrower to repay Real Estate Term Loan 2, as it may be amended, restated, supplemented or otherwise modified from time to time.

     "Real Estate Term Loan 3 Note" means a promissory note of the Borrower, dated as of the Closing Date, substantially in the form of Exhibit F hereto, evidencing the obligation of the Borrower to repay Real Estate Term Loan 3, as it may be amended, restated, supplemented or otherwise modified from time to time.

     "Real Estate Term Loan 4 Note" means a promissory note of the Borrower, dated as of the Closing Date, substantially in the form of Exhibit G hereto, evidencing the obligation of the

Borrower to repay Real Estate Term Loan 4, as it may be amended, restated, supplemented or otherwise modified from time to time.

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     "Reserves" has the meaning set forth in Section 2.01(c).

     "Revolving Commitment" means $20,000,000.00 or such lesser amount to which it is reduced pursuant to Section 2.07.

     "Revolving Credit Loan Collateral" means, collectively, all of the collateral described in the Security Agreement, and any additional collateral described in any additional security agreements or pledge agreements that secure the Revolving Credit Loan Obligations.

     "Revolving Credit Loan Collateral Documents" mean, collectively, the Security Agreement, and all additional security agreements, pledge agreements or guaranties that secure the Revolving Credit Loan Obligations.

     "Revolving Credit Loan Obligations" means:

          (i) all principal of and interest (including, without limitation, any interest which accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Borrower, whether or not allowed or allowable as a claim in any such proceeding) on the Revolving Loan, Letters of Credit, fees payable or reimbursement obligation under, or any note issued pursuant to, the Letters of Credit, the Revolving Loan or the Security Agreement;

          (ii) all other amounts now or hereafter payable by the Borrower and all other obligations or liabilities now existing or hereafter arising or incurred (including, without limitation, any amounts which accrue after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Borrower, whether or not allowed or allowable as a claim in any such proceeding) on the part of the Borrower pursuant to the Letters of Credit, the Revolving Note or the Security Agreement; and

          (iii) all renewals, modifications, consolidations or extensions of or to each of the obligations described in clauses (i) to and including (ii) above.

     "Revolving Credit Period" means the period from and including the Effective Date to but not including June 30, 2005.

     "Revolving Credit Termination Date" means the earlier to occur of June 30, 2005, or the date of termination by the Bank pursuant to 7.01.

     "Revolving Loan" means a loan made pursuant to Section 2.01(b).

     "Revolving Note" means a promissory note of the Borrower, dated as of the Closing Date, substantially in the form of Exhibit I hereto, evidencing the obligation of the Borrower to repay the Revolving Loans, as it may be amended, restated, supplemented or otherwise modified from time to time.

     "SEC" means the United States Securities and Exchange Commission, and any successor thereto.

     "Security Agreement" means the Security Agreement, dated as of the Closing Date, substantially in the form of Exhibit H hereto, between the Borrower and the Collateral Agent, dated as of the Closing Date, that secures, inter alia, the Revolving Credit Loan Obligations, as it may be amended, restated, supplemented or otherwise modified from time to time.

     "Services Agreement" means the BB&T Treasury Services Agreement, dated as of June 6, 2002, between the Borrower and the Bank, as it may be amended, restated, supplemented or otherwise modified from time to time.

     "Shareholder Rights Plan" means a plan adopted by the Board of Directors of Trex Company, Inc. which provides for a distribution to some or all of the stockholders of Trex Company, Inc. of rights which entitle the holders thereof to exercise special voting rights and/or to purchase Capital Stock of Trex Company, Inc. (other than Disqualified Stock ) or another Person (other than Disqualified Stock) at a discounted value, provided that no stockholder shall be entitled to any cash distribution in connection therewith.

     "Solvent" means, as to the Borrower and its Subsidiaries on a particular date, that they, taken as a whole, (a) have capital sufficient to carry on their business and transactions and all business and transactions in which they are about to engage and are able to pay their debts as they mature, (b) own property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay their probable liabilities (including contingencies), and (c) do not believe that they will incur debts or liabilities beyond their ability to pay such debts or liabilities as they mature.

     "Standby Letter of Credit Application" has the meaning set forth in Section 2.01(d)(1)(b).

     "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by Trex Company, Inc.

     "Total Consolidated Capitalization" means, as of any date of determination with respect to the Borrower, the sum of Total Consolidated Debt and Consolidated Tangible Net Worth.

     "Total Consolidated Debt" means, as of the date of determination, the total of all Debt of the Borrower and its Subsidiaries outstanding on such date, after eliminating all offsetting debits and credits between the Borrower and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Borrower and its Subsidiaries in accordance with GAAP.

     "Total Consolidated Debt to Consolidated EBITDA Ratio" has the meaning set forth in Section 6.11.

     "Total Consolidated Debt to Total Consolidated Capitalization Ratio" has the meaning set forth in Section 6.10.

     "UCC" means the Uniform Commercial Code as in effect on the date hereof in the Commonwealth of Virginia, provided that if by reason of mandatory provisions of law, for matters pertaining only to the perfection or the effect of perfection or nonperfection of the security interest in or lien on any of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than Virginia, "UCC" means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or nonperfection.

     "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

     "United States" means the United States of America, including the states and the District of Columbia, but excluding its territories and possessions.

     "Unused Amount of the Revolving Commitment" means the Revolving Commitment less the aggregate amount of Revolving Loans.

     "Unused Commitment Fee" has the meaning set forth in Section 2.06.

     "Unused Commitment Fee Percentage" means (i) 0.50% per annum for the period from the Closing Date through and including the first day of the month following receipt by the Bank of the consolidated financial statements described in
Section 6.01(b) for the period ending June 30, 2002 and (ii) thereafter shall be the rate per annum determined by reference to the Total Consolidated Debt to Consolidated EBITDA Ratio in accordance with the following table:

         Total Consolidated Debt to
         Consolidated EBITDA Ratio             Unused Commitment Fee Percentage

         Equal to or higher than 3.0 to 1                  0.50%
         but lower than 3.5 to 1

          Equal to or higher than 2.5 to 1                0.50%
          but lower than 3.0 to 1

          Equal to or higher than 2.0 to 1                0.50%
          but lower than 2.5 to 1

          Equal to or higher than 1.5 to 1               0.375%
          but lower than 2.0 to 1

          Equal to or higher than 1.0 to 1                0.25%
          but lower than 1.5 to 1

          Lower than 1.0 to 1                             0.25%

Except during the initial period described in clause (i) above, the Unused Commitment Fee Percentage will be automatically adjusted as of the first day of the month following receipt by the Bank of consolidated financial statements of the Borrower and its Consolidated Subsidiaries pursuant to Section 6.01(a) or
Section 6.01(b) demonstrating to the Bank's reasonable satisfaction that there has been a change in the Total Debt to EBITDA Ratio which would cause a change in the Unused Commitment Fee Percentage in accordance with the preceding table. At all times after and during the continuance of a Default with respect to the Borrower's obligations under Section 6.01(a) or Section 6.01(b) until the delivery of the applicable financial statements required pursuant thereto, the Unused Commitment Fee Percentage shall be 3.0%.

     "Voting Stock" means, with respect to any Person, capital stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

     "Warrant" means the common stock purchase warrant issued by Trex Company, Inc. to First Union National Bank (now known as Wachovia Bank, National Association) dated as of November 13, 2001, and any common stock purchase warrant subsequently issued in exchange, replacement or substitution therefor or for any subsequently issued warrant.

     "Wholly-Owned Subsidiary" means, with respect to a Subsidiary, a Subsidiary all the shares, member interests or equivalent equity interests of which (other than any director's qualifying shares or investments by foreign nationals mandated by applicable law) are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries.

     "Winchester Property" means the Borrower's real estate and the improvements thereon located in the City of Winchester, Virginia and the County of Frederick, Virginia, as more particularly described in the Deed of Trust.

     "Winchester Property Casualty Loss Proceeds" means any insurance, condemnation or other proceeds resulting from the damage, destruction, or other loss of the real property and the improvements thereon encumbered by the Deed of Trust; provided, however, that the term

"Winchester Property Casualty Loss Proceeds" shall not include any proceeds of less than $1,000,000 in the aggregate in any fiscal year of the Borrower that the Borrower receives prior to the occurrence of a Default or Event of Default if such proceeds are used by the Borrower to repair such damaged, destroyed or otherwise lost real property and the improvements thereon within 360 days of the occurrence of such damage, destruction or other loss.

                                      USAGE

     The following rules of construction and usage shall be applicable to any instrument that is governed by this Appendix:

     (a) All terms defined in this Appendix shall have the defined meanings when used in any instrument governed hereby and in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.

     (b) The words "hereof," "herein," "hereunder" and words of similar import when used in an instrument refer to such instrument as a whole and not to any particular provision or subdivision thereof; references in any instrument to "Article," "Section" or another subdivision or to an attachment are, unless the context otherwise requires, to an article, section or subdivision of or an attachment to such instrument; and the term "including" means "including, without limitation."

     (c) The definitions contained in this Appendix are equally applicable to both the singular and plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

     (d) Any agreement, instrument or statute defined or referred to below or in any agreement or instrument that is governed by this Appendix means such agreement or instrument or statute as from time to time amended, restated, supplemented or otherwise modified from time to time, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.